EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

May 13, 2009

among

JONES APPAREL GROUP, INC.,
JONES APPAREL GROUP HOLDINGS, INC.,
JONES APPAREL GROUP USA, INC.,
JONES RETAIL CORPORATION,
NINE WEST FOOTWEAR CORPORATION,
ENERGIE KNITWEAR, INC.,
JONES INVESTMENT CO. INC.,
JONES JEANSWEAR GROUP, INC.,
L.E.I. GROUP, INC.,
NINE WEST DEVELOPMENT CORPORATION and
VICTORIA + CO LTD.,
as U.S. Borrowers

JONES APPAREL GROUP CANADA, LP, as Canadian Borrower

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, NA., TORONTO BRANCH,
as Canadian Administrative Agent,

JPMORGAN CHASE BANK, N.A.  AND GENERAL ELECTRIC CAPITAL CORPORATION,
as Joint Collateral Agents

CITIBANK, N.A., as Syndication Agent,
and
BANK OF AMERICA, N.A, WACHOVIA BANK, NATIONAL ASSOCIATION
and SUNTRUST BANK, as Documentation Agents
___________________________

J.P. MORGAN SECURITIES INC., CITIGROUP GLOBAL MARKETS INC., BANC OF
AMERICA SECURITIES LLC, WACHOVIA CAPITAL MARKETS LLC, SUNTRUST
ROBINSON HUMPHREY, INC. AND GENERAL ELECTRIC CAPITAL CORPORATION,
as Joint Bookrunners,
and
J.P. MORGAN SECURITIES INC. AND CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers

CHASE BUSINESS CREDIT

i

SCHEDULES:

Revolving Commitment Schedule
Schedule I -- Borrowers and U.S. Loan Guarantors Signatory
Schedule 2.06(1) -- Existing Letters of Credit
Schedule 3.05 -- Properties
Schedule 3.06 -- Disclosed Matters
Schedule 3.14 -- Insurance
Schedule 3.15 -- Capitalization and Subsidiaries
Schedule 3.18 – Credit Card Arrangements
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.05 -- Asset Sales
Schedule 6.10 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Opinion of Borrower’s Counsel
Exhibit C -- Form of Borrowing Base Certificate
Exhibit D -- Form of Compliance Certificate
Exhibit E -- Joinder Agreement
Exhibit F -- Form of U.S. Tax Compliance Certificate
Exhibit G -- Form of Borrowing Request
Exhibit H -- Form of Discount Note

                               CREDIT AGREEMENT dated as of May 13, 2009 (as it may be amended or modified from time to time, this “Agreement”), among JONES APPAREL GROUP, INC., a Pennsylvania corporation, JONES APPAREL GROUP HOLDINGS, INC., a Delaware corporation, JONES APPAREL GROUP USA, INC., a Delaware corporation, JONES RETAIL CORPORATION, a New Jersey corporation, NINE WEST FOOTWEAR CORPORATION, a Delaware corporation, ENERGIE KNITWEAR, INC., a Delaware corporation, JONES INVESTMENT CO. INC., a Delaware corporation, JONES JEANSWEAR GROUP, INC., a New York corporation, L.E.I. GROUP, INC., a Delaware corporation, NINE WEST DEVELOPMENT CORPORATION, a Delaware corporation, and VICTORIA + CO LTD., a Rhode Island corporation, as Borrowers, JONES APPAREL GROUP CANADA, LP, an Ontario limited partnership, as Canadian Borrower, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, J.P. MORGAN SECURITIES INC. and GENERAL ELECTRIC CAPITAL CORPORATION, as Joint Collateral Agents, CITIBANK, N.A., as Syndication Agent, and BANK OF AMERICA, N.A., WACHOVIA BANK, NATIONAL ASSOCIATION and SUNTRUST BANK, as Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

                      SECTION 1.01.      Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” has the meaning assigned to such term in Section 2.21(m).

“Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors and assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, individually and collectively as the context may require, the Administrative Agent, the Canadian Administrative Agent, the Joint Collateral Agents, the Syndication Agent and the Documentation Agents.

“Aggregate Borrowing Base” means the aggregate amount of the U.S. Borrowing Base and the Canadian Borrowing Base; provided that the maximum amount of the Canadian Borrowing Base which may be included in the Aggregate Borrowing Base is the Canadian Sublimit.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

                               “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the one-month rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means (a) Pounds Sterling, (b) the Euro or (c) any other lawful currency (other than dollars) acceptable to the Issuing Banks which, in the case of this clause (c), is freely transferable and convertible into dollars in the United States currency market and is freely available to the applicable Issuing Bank in the London interbank deposit market.

“AML Legislation” has the meaning assigned to such term in Section 9.19.

“Applicable Percentage” means (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage of the total Revolving Commitments equal to such Lender’s Revolving Commitment (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time), (b) with respect to U.S. Revolving Loans, U.S. LC Exposure or U.S. Swingline Loans, a percentage of the total U.S. Commitments equal to such U.S. Lender’s U.S. Commitment (or, if the U.S. Commitments have terminated or expired, such U.S. Lender’s share of the total U.S. Revolving Exposure at that time) and (c) with respect to Canadian Revolving Loans, Canadian LC Exposure or Canadian Swingline Loans, a percentage of the total Canadian Commitments equal to such Canadian Lender’s Canadian Commitment (or, if the Canadian Commitments have terminated or expired, such Canadian Lender’s share of the total Canadian Revolving Exposure at that time); provided that in the case of Section 2.23 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment (or U.S. Commitment or Canadian Commitment, as applicable) shall be disregarded in any of such calculations.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Eurodollar Loan or BA Drawing, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Canadian Prime Spread”, “Eurodollar Spread” or “BA Drawing Spread”, as the case may be, based upon the daily average Availability during the most recently completed fiscal quarter of the Company (the “Average Availability”); provided that until the last day of the second fiscal quarter ending after the Effective Date, the Applicable Rate shall be the applicable rate per annum set forth below in Category 2:

Availability	ABR Spread and Canadian Prime Spread	Eurodollar Spread and BA Drawing Spread
Category 1 ≥ $400,000,000	3.25%	4.25%
Category 2 < $400,000,000 but ≥ 200,000,000	3.50%	4.50%
Category 3 < 200,000,000	3.75%	4.75%

For purposes of the foregoing, the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Borrowing Base Certificate that is delivered from time to time pursuant to Section 5.01(g), with any changes to the Applicable Rate resulting from changes in the Average Availability to be effective on the first day of the first month following delivery of such Borrowing Base Certificate; provided that the Average Availability shall be deemed to be in Category 3 (A) at any time that any Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) if the Company fails to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.01(g), during the period from the expiration of the time for delivery thereof until five days after each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment, and (ii) the Aggregate Borrowing Base minus (b) the sum of (i) the aggregate Revolving Exposure of all the Lenders and (ii) the Open Account Aggregate Cap.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitment.

“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“BA Drawing” means B/As accepted and purchased, and any BA Equivalent Loan made in lieu of such acceptance and purchase, on the same date and as to which a single Contract Period is in effect.

“BA Equivalent Loan” has the meaning assigned to such term in Section 2.21(j).

“Bankers’ Acceptance” and “B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Canadian Lender (the foregoing to include a Discount Note except where the context otherwise requires).

“Banking Services” means each and any of the following bank services provided at any time to any Loan Party by any Lender or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, including, without limitation, liabilities arising in respect of guarantees and indemnifications in favor of steamship lines or other carriers of Inventory.  For the avoidance of doubt, the Open Account Obligations do not constitute Banking Services Obligations.

“Banking Services Reserves” means all Reserves which the Joint Collateral Agents from time to time establish, in their Permitted Discretion, for Banking Services then provided or outstanding; provided that any such Reserves shall be net of any cash securing the Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonds” has the meaning assigned to such term in Section 8.01.

“Borrower” or “Borrowers” means, individually and collectively as the context may require, the Company, Jones Apparel USA, Jones Holdings, Jones Retail, Nine West Footwear, Energie Knitwear, Jones Investment, Jones Jeanswear, L.E.I., Nine West Development, Victoria and the Canadian Borrower.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and, in the case of BA Drawings, as to which a single Contract Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, individually and collectively as the context may require, the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Joint Collateral Agents in their Permitted Discretion, setting forth the Canadian Borrowing Base and the U.S. Borrowing Base.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurodollar Loan or any U.S. Letter of Credit denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market in (i) dollars, in the case of Eurodollar Loans, or (ii) such Alternative Currency, in the case of U.S. Letters of Credit; (b) in the case of U.S. Letters of Credit denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day as determined by the Administrative Agent; and (c) when used in connection with any Canadian Loan or Canadian Letter of Credit, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Canadian Lenders hereunder, and its successors in such capacity.

“Canadian Availability” means (a) the lesser of (x) the Canadian Sublimit and (y) the sum of (i) the Canadian Borrowing Base plus (ii) solely to the extent the total Canadian Revolving Exposure exceeds the Canadian Borrowing Base, the U.S. Availability (if any, to the extent that it is available), minus (b) the total Canadian Revolving Exposure.

“Canadian Borrower” means Jones Apparel Group Canada, LP, an Ontario limited partnership.

“Canadian Borrowing Base” means, at any time (without duplication),

the sum of

(a)           (i) the product of (A) 85% multiplied by (B) the Eligible Accounts of the Canadian Borrower at such time plus (ii) the product of (A) 90% multiplied by (B) the Eligible Credit Card Accounts Receivable of the Canadian Borrower at such time, plus

(b)           the lesser of (i) the product of 85% multiplied by the Net Orderly Liquidation Value percentage in respect of Retail Inventory of the Canadian Borrower identified in the most recent inventory appraisal ordered by the Joint Collateral Agents multiplied by the Eligible Retail Inventory of the Canadian Borrower, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time and (ii) the product of 75% multiplied by the Eligible Retail Inventory of the Canadian Borrower, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time, plus

(c)           the lesser of (i) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory of the Canadian Borrower identified in the most recent inventory appraisal ordered by the Joint Collateral Agents multiplied by the Eligible Wholesale Inventory of the Canadian Borrower, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time and (ii) the product of 75% multiplied by the Eligible Wholesale Inventory of the Canadian Borrower, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time, minus

(d)           without duplication, Reserves established by the Joint Collateral Agents in their Permitted Discretion.

The Joint Collateral Agents may, in their Permitted Discretion, reduce the advance rates set forth above (and subsequently increase the advance rates up to the levels set forth above), adjust Reserves or reduce one or more of the other elements used in computing the Canadian Borrowing Base (and subsequently increase such elements up to the levels set forth above).  Any changes after the Effective Date in how the Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the approval of the Joint Collateral Agents.

“Canadian Collection Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Canadian Commitment” means, with respect to each Lender, the commitment, if any, of such Canadian Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Lender pursuant to Section 9.04.  The initial amount of each Canadian Lender’s Canadian Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Lender shall have assumed its Canadian Commitment, as applicable. The Canadian Commitment is a sub-facility of the Revolving Commitment and is not in addition to the Revolving Commitment.

“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.

“Canadian Funding Office” means the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent or the Canadian Administrative Agent by written notice to the Canadian Borrower and the Canadian Lenders.

“Canadian Guarantee” means, individually and collectively as the context may require, (a) the Guarantee of Jones Canada GP, dated as of the date hereof, in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties) and (b) the Guarantee of Jones Canada LP, dated as of the date hereof, in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties), in each case as amended, restated or otherwise modified from time to time.

“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“Canadian LC Exposure” means, at any time, the sum of the Dollar Amount of the Commercial LC Exposure and the Standby LC Exposure of the Canadian Borrower. The Canadian LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Lender Parties” means, individually and collectively as the context may require, the Canadian Administrative Agent, the Issuing Banks issuing Canadian Letters of Credit and the Canadian Lenders.

“Canadian Lenders” means the Persons listed on the Revolving Commitment Schedule as having a Canadian Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Commitment) and any other Person that shall acquire a Canadian Commitment (provided that at such time such Person or an Affiliate of such Person has, or is acquiring, a U.S. Commitment pursuant to an Assignment and Assumption), other than any such Person that ceases to be a Canadian Lender pursuant to an Assignment and Assumption.  Each Canadian Lender shall be a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the ITA, that financial institution deals at arm’s length with each Canadian Borrower for purposes of the ITA.

“Canadian Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued hereunder for the purpose of providing credit support for the Canadian Borrower.

“Canadian Loan Documents” means, individually and collectively as the context may require, the Canadian Guarantee, the Canadian Security Agreement and all other agreements, instruments and certificates delivered, from time to time in connection therewith, in each case as amended, restated or otherwise modified from time to time.

“Canadian Loan Parties” means, individually and collectively as the context may require, Jones Canada GP, Jones Canada LP, the Canadian Borrower and its Subsidiaries, and any other Person who becomes a party to a guarantee that guarantees the payment of, or a security agreement that secures the repayment of, the Canadian Obligations, in each case pursuant to Section 5.14(c), together with their successors and assigns.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Swingline Loans and the Canadian Protective Advances.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to the Canadian Lenders or to any Canadian Lender, the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank with respect to Canadian Letters of Credit or any indemnified party arising under the Loan Documents.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one-month term in effect from time to time plus 1% per annum.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Canadian Revolving Exposure” means, with respect to any Canadian Lender at any time, the sum of (a) the outstanding principal amount of Canadian Revolving Loans of such Canadian Lender at such time, plus (b) an amount equal to the Applicable Percentage of the aggregate principal amount of the Canadian Swingline Loans of such Canadian Lender at such time, plus (c) an amount equal to the Applicable Percentage of the Canadian LC Exposure at such time.

“Canadian Revolving Loan” means a Revolving Loan made to the Canadian Borrower.

“Canadian Security Agreement” means, individually and collectively as the context may require, (a) the General Security Agreement, dated as of the date hereof, of the Canadian Borrower in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties), (b) the General Security Agreement, dated as of the date hereof, of Jones Canada GP in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties), (c) the General Security Agreement, dated as of the date hereof, of Jones Canada LP in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties), (d) the Securities Pledge Agreement, dated as of the date hereof, between Jones Canada LP and the Administrative Agent (for the benefit of the Canadian Lender Parties), (e) the Securities Pledge Agreement, dated as of the date hereof, of Jones Canada LP in favor of the Administrative Agent (for the benefit of the U.S. Lender Parties) and (f) the Deed of Hypothec, dated as of the date hereof, between the Canadian Borrower and the Administrative Agent (for the benefit of the Canadian Lender Parties), and any other pledge or security agreement entered into, after the Effective Date, by any Canadian Loan Party pursuant to the terms of this Agreement or any other Loan Document, including Section 5.14(c), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Secured Obligations” means all Canadian Obligations, together with all (a) Banking Services Obligations of the Canadian Loan Parties; (b) Swap Obligations of the Canadian Loan Parties owing to one or more Canadian Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Canadian Lender or Affiliate of a Canadian Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Canadian Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Canadian Lender Parties; and (c) the Open Account Obligations of Open Account Obligors that are Canadian Loan Parties.

“Canadian Sublimit” means $25,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09.

“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder, and its successors and assigns in such capacity.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05(b).

“Canadian U.S. Borrowing Base Utilization” means the excess of (a) the total Canadian Revolving Exposure of all the Canadian Lenders minus (b) the Canadian Borrowing Base.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be set forth in a consolidated statement of cash flows of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate). If such rate does not appear on the Reuters Screen CDOR Page as provided in preceding sentence, the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 10:00 a.m. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) cessation of ownership (directly or indirectly) by the Company, free and clear of all Liens or other encumbrances, of 100% of the outstanding voting Equity Interests of the other Borrowers or any other Loan Party on a fully diluted basis; or (d) the occurrence under the (i) Indenture or (ii) any other indenture or other instrument to which the Company or any other Loan Party is a party evidencing any debt in excess of $50,000,000, of any “change in control” or similar event obligating the Company or any other Loan Party to repurchase, redeem or repay all or any part of the debt or Equity Interests provided for therein.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Citibank Open Account Agent” means Citibank, N.A. and any of its successors and assigns that is a Lender or Affiliate thereof in its capacity as agent for each Citibank Open Account Bank.

“Citibank Open Account Agreement” means that certain Amended and Restated Open Account Paying Agency Agreement, dated as of February 5, 2009, between Citibank, N.A., the Company and the other Open Account Obligors that are parties thereto, as any of the foregoing may be amended, modified, restated or replaced from time to time in accordance with Section 6.11.

“Citibank Open Account Bank” means Citibank, N.A. and any Lender or Affiliate thereof that may become a party to the Citibank Open Account Agreement.

“Citibank Open Account Cap” means, with respect to the Citibank Open Account Agreement at any time such Agreement is in effect or any Citibank Open Account Obligations are outstanding, (a) until the date that is 90 days after the Effective Date, $40,000,000, and (b) on any date thereafter, such lesser amount as may be specified in a written notice by the Citibank Open Account Agent and the Company to the Administrative Agent; provided that, without the consent of the Company and the Administrative Agent, the Citibank Open Account Agent may specify such lesser amount pursuant to this clause (b) only once during the term of this Agreement.

“Citibank Open Account Obligations” means the “Payment Obligation”, as defined in Section 5 of the Citibank Open Account Agreement, including without limitation, the obligation of the applicable Open Account Obligors under the Citibank Open Account Agreement to pay or reimburse the Citibank Open Account Agent and each Citibank Open Account Bank for each (a) overadvance made pursuant to Section 4 (iii) of the Citibank Open Account Agreement or (b) “Vendor Financing” provided for and as defined in Section 5 of the Citibank Open Account Agreement, together with fees, interest and expenses accruing thereon or that are otherwise payable with respect thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all personal/movable property owned, leased or operated by a Person covered by the Collateral Documents and any and all other personal/movable property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest, hypothec or Lien in favor of the Administrative Agent, on behalf of the Lender Parties (to secure the U.S. Secured Obligations) and the Canadian Lender Parties (to secure the Canadian Secured Obligations), as the case may be.

“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement.

“Collateral Documents” means, individually and collectively as the context may require, the Canadian Security Agreement, each additional security and pledge agreement of a Canadian Loan Party entered into pursuant to Section 5.14(c), the U.S. Security Agreement, each Collateral Access Agreement, each Trademark Security Agreement, each Credit Card Notification Agreement, each Deposit Account Control Agreement, each Lock Box Agreement and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Deposit Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Company” means Jones Apparel Group, Inc., a Pennsylvania corporation.

“Compliance Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is mutually acceptable to the Joint Collateral Agents and the Borrower Representative.

“Contract Period” means the term selected by the Canadian Borrower applicable to Bankers’ Acceptances in accordance with Section 2.21(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Card Accounts Receivable” means (a) any receivables due to any Borrower from a credit card issuer in connection with purchases of Inventory of such Borrower on credit cards issued by Visa, MasterCard, American Express, Discover and any other credit card issuers or providers that are reasonably acceptable to the Administrative Agent, and (b) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such Borrower but not yet paid to such Borrower by the credit card issuer or the credit card processor, as applicable.

“Credit Card Notification Agreements” means each Credit Card Notification Agreement, in form and substance satisfactory to the Administrative Agent, executed by the Borrowers and delivered to the Borrowers’ credit card providers, as the same may be amended, restated or otherwise modified from time to time.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Customer Credit Liability Reserves” means, at any time, the sum of (a) 50% of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold by the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (b) 100% of the aggregate amount at such time of outstanding customer deposits and merchandise credits entitling the holder thereof to use all or a portion of such deposit or credit to pay all or a portion of the purchase price of Inventory.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within five Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager,  liquidator, conservator, administrator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; unless, in the case of any Lender referred to in this clause (e), the Company, the Administrative Agent, the Swingline Lender and each Issuing Lender shall determine in their sole and absolute discretion that such Lender intends and has the ability, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder in accordance with all of the terms of this Agreement.

“Deposit Account Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit H, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds” means for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable date of Borrowing or conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term, and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by three Schedule I banks (that are acceptable to the Canadian Administrative Agent) in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 0.1% per annum.

“Document” has the meaning assigned to such term in the U.S. Security Agreement.

“Documentation Agents” means, individually and collectively as the context may require, Bank of America, N.A., Wachovia Bank, National Association and SunTrust Bank, in their respective capacities as documentation agents hereunder, and each of their successors and assigns in such capacity.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in an Alternative Currency, the amount of dollars which is equivalent to the sum of (i) the amount so expressed in an Alternative Currency at the applicable quoted spot rate on the appropriate page of the Reuter’s Screen as determined by the Administrative Agent at the relevant time; plus (ii) any amounts owed by the Borrowers pursuant to Section 2.06(f).

“Domestic Subsidiary” means each Subsidiary of a Borrower that is organized under the laws of the United States, any State of the United States or the District of Columbia.

“Dominion Period” means any period (a) during which any Default under paragraph (a) of Article VII or any Event of Default has occurred and is continuing or (b) that constitutes a Level 2 Minimum Availability Period; provided that if the applicable circumstances described in clause (a) or (b)  shall cease to exist the Borrower may, not more than twice during each period of 12 consecutive months, request that the Administrative Agent discontinue the applicable Dominion Period, and the Administrative Agent will promptly comply with such request and will provide notification of such discontinuance to the Borrower’s credit card processors.

“Draft” means (a) a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Canadian Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Canadian Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Canadian Lender, or (b) a depository bill within the meaning of the Depository Bills and Notes Act (Canada); provided, however, that the Canadian Administrative Agent may require such Canadian Lender to use a general form of Bankers’ Acceptance satisfactory to the Canadian Borrower and such Canadian Lender, each acting reasonably, provided by the Canadian Administrative Agent for such purpose in place of each Canadian Lender’s own form.

“EBITDAR” means, for any period, Net Income for such period plus without duplication and to the extent deducted in determining Net Income for such period, the sum of (a) Interest Expense for such period, (b) income tax expense for such period, (c) all amounts attributable to depreciation and amortization expense for such period, (d) any non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (e) cash restructuring charges, cash charges in connection with store closures and other non-recurring cash charges, in each case related to cost reduction and brand exiting related activities in an aggregate amount not to exceed $18,000,000 during the term of this Agreement and (f) Rentals, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01, with respect to the each of the U.S. Commitment and the Canadian Commitment, are satisfied as provided in Section 4.01 or waived in accordance with Section 9.02.

“Eligible Accounts” means, at any time, the Accounts of a Borrower which the Joint Collateral Agents determine, in their Permitted Discretion, are eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Joint Collateral Agents’ discretion provided herein, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(c)           which (i) is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date; provided that (x) no Accounts owing by Specified Customers shall be ineligible solely as a result of this paragraph (c) except to the extent such Accounts are unpaid more than 120 days after the date of the original invoice therefor and (y) the availability represented in the Borrowing Base by such Accounts owing by Specified Customers that are unpaid more than 90 days but less than 120 days after the date of the original invoice therefor shall not exceed $15,000,000 at any time, or (ii) has been written off the books of the Borrower or otherwise designated as uncollectible;

(d)           which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under this Agreement (other than as a result of the operation of paragraph (e) below);

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all the Borrowers exceeds 20% of the aggregate amount of Eligible Accounts of all the Borrowers; provided that (i) no Accounts owing by Macy’s, Inc. or its Affiliates shall be ineligible solely as a result of this paragraph (e) except to the extent the aggregate amount of Accounts owing from Macy’s, Inc. and its Affiliates to all the Borrowers exceeds 30% (or, in the case of the Accounts owing from Macy’s, Inc. and its Affiliates and Wal-Mart Stores, Inc. and its Affiliates to all the Borrowers exceeds 50%) of the aggregate amount of Eligible Accounts of all the Borrowers; and (ii) no Accounts owing by Wal-Mart Stores, Inc. or its Affiliates shall be ineligible solely as a result of this paragraph (e) except to the extent the aggregate amount of Accounts owing from Wal-Mart Stores, Inc. and its Affiliates to all the Borrowers exceeds 30% (or, in the case of the Accounts owing from Macy’s, Inc. and its Affiliates and Wal-Mart Stores, Inc. and its Affiliates to all the Borrowers exceeds 50%) of the aggregate amount of Eligible Accounts of all the Borrowers;

(f)           with respect to which any (i) covenant has been breached or (ii)  representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the U.S. Security Agreement or the Canadian Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i)           with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)           which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)           which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(m)           which is owed in any currency other than U.S. or Canadian dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent,  (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq., the “Assignment of Claims Act”), has been complied with to the Administrative Agent’s satisfaction, or (iii) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction; provided that Accounts in an aggregate amount of up to $7,500,000 that would otherwise be ineligible solely as a result of non-compliance with the requirements of the Assignment of Claims Act shall nevertheless be eligible for purposes of clause (ii);

(o)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)           which is evidenced by any promissory note, chattel paper, or instrument;

(s)           which is owed by an Account Debtor located in the States of New Jersey, Minnesota, Indiana, West Virginia or any other State which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to which such Account is owed to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia or such other States, has filed a Notice of Business Activities Report or similar report with the appropriate Governmental Authority in each such State and the foregoing is duly effective, or is exempt from such filing requirement;

(t)           with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w)           which is a Credit Card Accounts Receivable or Licensee Receivable; or

(x)           which the Joint Collateral Agents, in their Permitted Discretion, determine may not be paid by reason of the Account Debtor’s inability to pay or which the Joint Collateral Agents in their Permitted Discretion otherwise determine is unacceptable for any reason whatsoever.

In the event that a Financial Officer has knowledge that any Account Debtor with respect to an Eligible Account ceases to comply with the requirements of paragraphs (j), (k) or (l), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Joint Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Credit Card Accounts Receivable” means, at any time, the Credit Card Accounts Receivable of a Borrower which the Joint Collateral Agents determine, in their Permitted Discretion, are eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Joint Collateral Agents’ discretion provided herein, Eligible Credit Card Accounts Receivable shall not include any Credit Card Accounts Receivable:

(a)           which is not earned or does not represent the bona fide amount due to a Borrower from a credit card processor and/or credit card issuer that originated in the ordinary course of business of the applicable Borrower;

(b)           which is not owned by a Borrower;

(c)           in which the payee of such Credit Card Accounts Receivable is a Person other than a Borrower;

(d)           which  does not constitute an Account (as defined in the UCC or the PPSA, as applicable);

(e)           which has been outstanding more than five Business Days;

(f)           with respect to which the applicable credit card issuer or credit card processor has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)           which is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(h)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(i)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) and (ii) any Permitted Encumbrances contemplated by the processor agreements and for which appropriate Reserves (as determined by the Joint Collateral Agents in their Permitted Discretion) have been established;

(j)           with respect to which any (i) covenant has been breached or (ii) representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the U.S. Security Agreement, the Canadian Security Agreement or in the credit card agreements relating to such Credit Card Accounts Receivable; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)           which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Accounts Receivable or unpaid credit card processor fees;

(l)           which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)           which the Joint Collateral Agents in their Permitted Discretion determine may not be paid by reason of the applicable credit card processor’s or credit card issuer’s inability to pay or which the Joint Collateral Agents in their Permitted Discretion otherwise determine is unacceptable for any reason whatsoever;

(n)           which represents a deposit or partial payment in connection with the purchase of Inventory of such Borrower;

(o)           which is not subject to a Credit Card Notification Agreement; or

(p)           which does not meet such other usual and customary eligibility criteria for Credit Card Accounts Receivable as the Joint Collateral Agents, in their Permitted Discretion, may determine from time to time in their Permitted Discretion.

In the event that a Financial Officer has knowledge that any credit card issuer or processor with respect to Eligible Credit Card Accounts Receivable ceases to comply with the requirements of clause (f), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Credit Card Accounts Receivable, the face amount of a Credit Card Accounts Receivable may, in the Joint Collateral Agents’ permitted discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the Borrower to reduce the amount of such Credit Card Accounts Receivable.

“Eligible Domestic Licensee Receivables” means, at any time, that portion of Eligible Licensee Receivables owed by any Licensee that is organized under the applicable laws of the U.S., any State of the U.S., Canada or any Province of Canada.

“Eligible Foreign Accounts” means, at any time, the Accounts of a U.S. Borrower which the Joint Collateral Agents determine, in their Permitted Discretion, are eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Joint Collateral Agents’ discretion provided herein, Eligible Foreign Accounts shall not include any Account:

(a)           which does not satisfy all of the criteria set forth in paragraphs (a) through (k), (o) through (r) and (t) through (x) of the definition of “Eligible Accounts”;

(b)           which is owed by an Account Debtor which is either located in, or organized under the laws of, any country (other than the U.S., any State of the U.S., Canada or any Province of Canada) that is not acceptable to the Joint Collateral Agents in their Permitted Discretion (it being agreed that, for purposes of this paragraph (b), as of the Effective Date the United Kingdom, France, Ireland, the Netherlands, Norway, Spain, Germany and Switzerland are acceptable to the Joint Collateral Agents; it being further agreed that the Joint Collateral Agents, in their Permitted Discretion, shall have the right to remove any such countries or add additional countries that are acceptable to them);

(c)           which is owed in any currency that is not acceptable to the Joint Collateral Agents in their Permitted Discretion (dollars and Canadian Dollars being acceptable for purposes of this paragraph (c));

(d)           which is owed by the government (or any department, agency, public corporation, or instrumentality thereof) of any country, other than the U.S. and Canada, unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(e)           which does not comply in all material respects with all applicable laws and regulations, whether Federal, state or local; or

(f)           which the Joint Collateral Agents, in their Permitted Discretion, determine may not be paid by reason of the Account Debtor’s inability to pay or which the Joint Collateral Agents in their Permitted Discretion otherwise determine is unacceptable for any reason whatsoever.

In the event that a Financial Officer has knowledge that any Account Debtor with respect to an Eligible Foreign Account ceases to comply with the requirements of paragraphs (j) or (k) of the definition of “Eligible Accounts” (as incorporated pursuant to paragraph (a)) or paragraph (b), such U.S. Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Foreign Account, the face amount of an Account may, in the Joint Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such U.S. Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such U.S. Borrower to reduce the amount of such Account.

“Eligible Foreign Licensee Receivables” means, at any time, that portion of Eligible Licensee Receivables owed by any Licensee that is organized under the laws of any country (other than the U.S., any State of the U.S., Canada or any Province of Canada) which the Joint Collateral Agents determine, in their Permitted Discretion, are acceptable as the basis for (i) extensions of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.

“Eligible GRI Accounts” means, at any time, the Accounts of a U.S. Borrower in which the Account Debtor is GRI or any of its subsidiaries and the Joint Collateral Agents determine, in their Permitted Discretion, are acceptable as the basis for (i) extensions of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Joint Collateral Agents’ discretion provided herein, Eligible GRI Accounts shall not include any Account:

(a)           which does not satisfy all of the criteria set forth in paragraphs (a) through(c), (e) through (k), (p) through (x) of the definition of “Eligible Accounts”;

(b)           which is owed in any currency that is not acceptable to the Joint Collateral Agents in their Permitted Discretion (U.S. and Canadian Dollars being acceptable for purposes of this paragraph (b));

(c)           which does not comply in all material respects of all applicable laws and regulations, whether Federal, state or local;

(d)           which is an Account of a subsidiary of GRI unless the Joint Collateral Agents have approved such Account in their sole and absolute discretion; or

(e)           which the Joint Collateral Agents, in their Permitted Discretion, determine may not be paid by reason of the Account Debtor’s inability to pay or which the Joint Collateral Agents in their Permitted Discretion otherwise determine is unacceptable for any reason whatsoever.

In the event that a Financial Officer has knowledge that GRI ceases to comply with the requirements of paragraphs (j) or (k) of the definition of “Eligible Accounts” (as incorporated pursuant to paragraph (a)), such U.S. Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible GRI Account, the face amount of an Account may, in the Joint Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such U.S. Borrower may be obligated to rebate to GRI pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such U.S. Borrower to reduce the amount of such Account.

Notwithstanding the foregoing, none of the Accounts of GRI shall constitute Eligible GRI Accounts at any time that GRI is a Subsidiary.

“Eligible GRI Licensee Receivables” means, at any time, that portion of the Eligible Licensee Receivables owed by GRI or any of its subsidiaries that the Joint Collateral Agents determine, in their Permitted Discretion, are acceptable.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which the Joint Collateral Agents determine, in their Permitted Discretion, are eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Joint Collateral Agents’ discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(b)           which is shipped by a Borrower on F.O.B. destination terms; provided that up to $2,000,000 at any one time of Inventory that is shipped on such terms may be included as Eligible Inventory;

(c)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be)  and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(d)           which is, in the Joint Collateral Agents’ Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(e)           with respect to which any (i) covenant has been breached or (ii) representation or warranty is not true and correct in all material respects, in each case contained in this Agreement, the U.S. Security Agreement or the Canadian Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(f)           in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(g)           which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (other than Wholesale Inventory that otherwise satisfies the requirements for being Eligible Inventory and subject to the imposition of Reserves with respect thereto (as determined by the Joint Collateral Agents in their Permitted Discretion)), repossessed goods, damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of the Borrowers’ business;

(h)           which is not located in the U.S. or Canada (only with respect to the Inventory owned by the Canadian Borrower) or is in transit with a common carrier from vendors and suppliers; provided that, up to the lesser of (x) $200,000,000 and (y) 33% of the total Revolving Commitment of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this paragraph (h) so long as (i) the Administrative Agent shall have received (1) access, during normal business hours and at other times reasonably requested by the Administrative Agent, to a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable and the inventory is in transit within the United States or in transit to the United States, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory, or (B) negotiable, confirmation that the bill is issued in the name of a Borrower and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of any Borrower;

(i)           which is located in any (a) warehouse, cross-docking facility, distribution center, regional distribution center or depot or (b) any retail store located in a jurisdiction providing for a common law or statutory landlord’s lien on the personal property of tenants, which lien would be prior or superior to that of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be), in each case leased by the applicable Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Joint Collateral Agents in their Permitted Discretion (provided that in the case of any location described in clause (a) above, (x) unless located in a jurisdiction providing for a common law or statutory landlord’s lien on the personal property of tenants, such Rent Reserve may be reduced if a Collateral Access Agreement has subsequently been received by the Administrative Agent) and (y) unless located in a jurisdiction providing for a common law or statutory landlord’s lien on the personal property of tenants, no Rent Reserve shall be established prior to the sixty-first day following the Effective Date;

(j)           which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to paragraph (h) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion or (ii) an appropriate Reserve has been established by the Joint Collateral Agents in their Permitted Discretion (which Rent Reserve may be reduced if a Collateral Access Agreement has subsequently been received by the Administrative Agent);

(k)           which is at a third party location or outside processor, or is in-transit to or from said third party location or outside processor (other than Inventory permitted to be included under paragraph (h) above);

(l)           which is a discontinued product or component thereof unless and to the extent that the salability thereof is not adversely impacted;

(m)           which is the subject of a consignment by such Borrower as consignor; provided that up to $25,000,000 of Inventory that is consigned to a third Person shall be Eligible Inventory if (i) it satisfies the other requirements for being Eligible Inventory, (ii) each applicable consignee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require and (iii) such consigned Inventory is, in the reasonable determination of the Joint Collateral Agents, identifiable and traceable.

(n)           which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)           which is not reflected in a current perpetual inventory report of such Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p)           which does not conform in all material respects to all standards imposed by any Governmental Authority;

(q)           for which reclamation rights have been asserted by the seller; or

(r)           which the Joint Collateral Agents, in their Permitted Discretion, otherwise determine is unacceptable for any reason whatsoever including, without limitation, to address potential rights of vendors with respect to in transit Inventory;

provided that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (a) Vendor Rebates; (b) costs included in Inventory relating to advertising; (c) the shrink reserve; (d) the unreconciled discrepancy between the general inventory ledger and the perpetual Inventory ledger, to the extent the general Inventory ledger reflects less Inventory than the perpetual inventory ledger; and (e) a reserve for Inventory which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable Borrower.

In the event that a Financial Officer has knowledge that Inventory at any location having a fair market value of $7,500,000 or more which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Joint Collateral Agents thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Licensee Receivables” means, at any time, the Licensee Receivables payable by a Licensee which the Joint Collateral Agents determine, in their Permitted Discretion, are eligible as the basis for the (i) extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit.  Without limiting the Joint Collateral Agents’ discretion provided herein, Eligible Licensee Receivables shall not include any Licensee Receivable:

(a)           which does not represent (i) a fixed contractual minimum amount irrevocably payable  not less than quarterly under the applicable licensing agreement or (ii) a contractual amount based on the net sales of the Licensee that is payable at such times and on such terms and conditions as is acceptable to the Administrative Agent in all respects;

(b)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(c)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) and (ii) any Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(d)           which (i) is unpaid more than 60 days after the original due date or (ii) has been written off the books of the Borrower or otherwise designated as uncollectible;

(e)           which is owing by a Licensee for which more than 50% of the Licensee Receivables owing from such Licensee and its Affiliates are ineligible hereunder (other than as a result of the operation of paragraph (f) below);

(f)           which is owing by a Licensee to the extent the aggregate amount of Licensee Receivables owing from such Licensee and its Affiliates to all the Borrowers exceeds 20% of the aggregate amount of Eligible Licensee Receivables of all the Borrowers;

(g)           with respect to which any (i) covenant has been breached or (ii)  representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the U.S. Security Agreement or the Canadian Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(h)           which does not arise from the licensing of intellectual property of the Borrowers in the ordinary course of business;

(i)           with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)           which is owed by any Licensee which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Licensee which has sold all or substantially all of its assets;

(l)           which is denominated in or owed in any currency other than U.S. or Canadian dollars (unless a currency swap or similar hedge approved by the Administrative Agent has been entered into with respect to such Licensee Receivable the effect of which is to cause payment to be denominated in dollars) or payable in a jurisdiction other than the U.S. or Canada;

(m)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Licensee Receivable is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the  Assignment of Claims Act has been complied with to the Administrative Agent’s satisfaction or (iii) the federal government of Canada unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n)           which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party; provided that the Licensee Receivables for which GRI is a Licensee shall be excepted from this paragraph;

(o)           which is owed by a Licensee or any Affiliate of a Licensee to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of a Licensee, in each case to the extent thereof;

(p)           which is owed by a Licensee or any Affiliate of a Licensee that is a supplier to any Loan Party to the extent of any amounts that may be set-off by such supplier against the Licensee Receivable of such Loan Party;

(q)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)           which is owed by a Licensee located in the States of New Jersey, Minnesota, Indiana, West Virginia or any other State which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to which such Licensee Receivable is owed to seek judicial enforcement in such jurisdiction of payment of such Licensee Receivable, unless such Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia or such other States, has filed a Notice of Business Activities Report or similar report with the appropriate Governmental Authority in each State and the foregoing is duly effective, or is exempt from such filing requirement;

(s)           with respect to which such Borrower has made any agreement with the Licensee for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Licensee Receivable which was partially paid and such Borrower created a new receivable for the unpaid portion of such Licensee Receivable;

(t)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation  (to the extent applicable) the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u)           which is with respect to trademarks of a Borrower for which any claim has been asserted or made that challenges the enforceability of the applicable trademark pursuant to which such Licensee Receivable relates;

(v)           which did not arise under a licensing agreement that (i) cannot be canceled by the Licensee during its stated term (other than as a result of the failure of the applicable Borrower to comply with the terms thereof), (ii) is assignable by the applicable Borrower and (iii) has at least six months remaining on the term of such agreement;

(w)           which did not arise from a completed and bona fide transaction, except to the extent that the applicable licensing agreement provides for the payment of fixed amounts regardless of any performance or non-performance thereunder;

(x)           which does not constitute an “account” or “chattel paper” within the meaning of the UCC or the PPSA of the state or province in which the applicable Borrower is located;

(y)           which, to the knowledge of the Borrowers, is not in full force and effect or does not constitute a legal, valid and binding obligation of the Licensee enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles; or

(z)           which the Joint Collateral Agents, in their Permitted Discretion, determine may not be paid by reason of the Licensee’s inability to pay or which the Joint Collateral Agents in their Permitted Discretion otherwise determine is unacceptable for any reason whatsoever.

In the event that a Financial Officer has knowledge that any Licensee with respect to an Eligible Licensee Receivable ceases to comply with the requirements of paragraphs (f), (j) or (k), such Borrower or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.  In determining the amount of an Eligible Licensee Receivable, the face amount of a Licensee Receivable may, in the Joint Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to Licensee pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Licensee Receivable but not yet applied by such Borrower to reduce the amount of such Licensee Receivable.

“Eligible Retail Inventory” means Eligible Inventory that is Retail Inventory.

“Eligible Wholesale Inventory” means Eligible Inventory that is Wholesale Inventory.

“Energie Knitwear” means Energie Knitwear, Inc., a Delaware corporation.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” means, on any date, the amount of dollars into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of dollars may be converted, in each case, at the Canadian Administrative Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Pension Plan to satisfy any minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the taking of any steps by any Borrower or any ERISA Affiliate to terminate any Pension Plan or the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA; (h) the adoption of an amendment to any Pension Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Pension Plan is a part if any Borrower or any of its ERISA Affiliates fails to timely provide security to such Pension Plan in accordance with the provisions of said Section; or (i) a contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 303(k) of ERISA.

“Euro” means the single currency of the Participating Member States as constituted by the Treaty on European Union and as referred to in the legislative measures of the Participating Member States for the introduction of, change over to or operation of the Euro in one or more member states.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) any U.S. federal withholding tax that is imposed on amounts payable to such recipient (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)) at the time such recipient becomes a party to this Agreement (or designates a new lending office) or is attributable to such recipient’s failure to comply with Section 2.17(f), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Debt Securities” means, individually and collectively as the context may require, the 4.250% Senior Notes of the Company due 2009, the 5.125% Senior Notes of the Company due 2014 and the 6.125% Senior Notes of the Company due 2034.

“Existing Debt Securities Reserve” means with respect to the Existing Debt Securities, as of any date during any Dominion Period, the sum of (a) an amount equal to all remaining principal payments due in respect thereof through and including the Maturity Date plus (b) an amount equal to the interest to be paid thereon on the next interest payment date following such date which, in each case, shall, at the request of the Borrowers, be released if and to the extent each such amount is paid in full in cash.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06(1) hereto, which letters of credit have been issued by an Issuing Bank or a Lender.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“First-Tier Foreign DRE” means any Foreign DRE (other than Jones Canada LP and Nine West Melbourne Pty Ltd., an Australian corporation) that is owned directly, or indirectly through one or more Foreign DREs, by a U.S. Borrower or a Domestic Subsidiary; provided that if Nine West Melbourne Pty Ltd. is not dissolved in the entirety on or prior to the sixtieth day following the Effective Date (or such later date that may be approved by the Administrative Agent in its discretion), it shall be a First-Tier Foreign DRE as of such date.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary (other than a Foreign DRE and Asia Expert Limited, a Hong Kong corporation), owned directly by one or more of the U.S. Borrowers, the Domestic Subsidiaries, or the First-Tier Foreign DREs; provided that if Asia Expert Limited is not dissolved in the entirety on or prior to the sixtieth day following the Effective Date (or such later date that may be approved by the Administrative Agent in its discretion), it shall be a First-Tier Foreign Subsidiary as of such date.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense (including, without limitation, any interest portion of Capital Lease Obligation payments), plus Rentals, plus prepayments and scheduled principal payments on Indebtedness made during such period, plus cash taxes paid (net of cash refunds), plus dividends, distributions or redemptions of Equity Interests paid in cash, plus Capital Lease Obligation payments, plus normal cash contributions to any Pension Plan (which shall exclude 401(k) and other defined contribution plans), all calculated for the Company and its Subsidiaries on a consolidated basis; provided, however, that Fixed Charges shall not include any amounts paid on the Existing Debt Securities that are maturing in November 2009.

“Fixed Charge Coverage Ratio” means the ratio, as determined at the end of any Test Period, of (a) EBITDAR minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign DRE” means a Foreign Subsidiary that for U.S. federal income tax purposes is classified as a partnership or that is “disregarded as an entity separate from its owner” (within the meaning of Treas. Reg. § 301.7701-3), but not any such Foreign Subsidiary whose assets consist solely of stock of a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

“Foreign Subsidiary” means each Subsidiary of a Borrower that is not a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GRI” means GRI Group Limited, a British Virgin Islands company.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“High Season” means all times other than Low Season.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, the Existing Debt Securities), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, deferred compensation and any purchase price adjustment, earnout or deferred payments of a similar nature), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if recourse for the payment of such Indebtedness is limited exclusively to such property and such Person has absolutely no personal liability with respect thereto, the amount of such Indebtedness shall equal the lesser of (A) the fair market value of such property and (B) the amount of Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out and (k) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include (x) unsecured trade payables that are paid to banks financing vendor receivables in the ordinary course of business of the Borrowers to the extent any such trade payables are deemed to be indebtedness solely as a result of requirements under GAAP and (y) operating leases as defined under GAAP as of the Effective Date to the extent that such leases are deemed to be Indebtedness solely as a result of any change in the requirements under GAAP after the Effective Date.

“Indemnified Taxes” means Taxes (including Other Taxes) other than Excluded Taxes.

“Indenture” means the Indenture, dated as of November 22, 2004, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.11, among the Company, Jones Holdings, Jones Apparel USA, Nine West Footwear and Jones Retail, as issuers, and U.S. Bank as successor in interest to SunTrust Bank, as trustee.

“Information Memorandum” means the Confidential Information Memorandum dated April 2009 relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan and Canadian Prime Rate Loan (other than a Swingline Loan), the first day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement.

“Investment” by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Equity Interests, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee (provided, however, that for purposes of Section 6.04, payments under Guarantees not exceeding the amount of the Investment attributable to the issuance of such Guarantee will not be deemed to result in an increase in the amount of such Investment) or (iv) any other investment of cash or other property by such Person in or for the account of such other Person.  Any repurchase by any Borrower of its own Equity Interests or Indebtedness shall not constitute an Investment for purposes of this Agreement.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Investment Basket” has the meaning assigned to such term in Section 6.04(c).

“IP Secured Financing” means a transaction or series of substantially contemporaneous transactions pursuant to which one or more of the Borrowers incur Indebtedness, on terms reasonably satisfactory to the Administrative Agent, in an aggregate principal amount of not less than $150,000,000 that is secured exclusively by the Borrowers’ registered intellectual property; provided that (a) substantially concurrently with the incurrence of such Indebtedness (i) the Administrative Agent has (A) been granted a second priority perfected security interest in such registered intellectual property and (B) entered into an intercreditor agreement with the issuer of such Indebtedness, in each case on terms that are in form and substance satisfactory to the Administrative Agent, (ii) the Administrative Agent has been granted, on terms satisfactory to it, a royalty-free license with respect to such intellectual property to the extent any such intellectual property is used in connection with or affixed to any of the Collateral and (iii) all of the Net Proceeds of such Indebtedness have been applied to prepay the Revolving Loans then outstanding as provided in Section 2.11(e); and (b) no Default or Event of Default has occurred and is continuing immediately prior to or after giving effect to the incurrence of such Indebtedness.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, (a) in the case of each Letter of Credit, other than the Existing Letters of Credit, Chase, Wachovia Bank, National Association and any other Lender proposed by the Borrower Representative that is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j); and (b) in the case of each Existing Letter of Credit, the issuer thereof under the Prior Credit Agreement, and its successors and assigns in such capacity as provided in Section 2.06(j).  Each Issuing Bank referred to in clause (a) of this definition, may, in its sole  discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” has the meaning assigned to such term in Section 5.14(a).

“Joint Bookrunners” means, individually and collectively as the context may require, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, Wachovia Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and General Electric Capital Corporation, in their respective capacities as joint bookrunners hereunder, and each of their successors and assigns in such capacity.

“Joint Collateral Agents” means, individually and collectively as the context may require, Chase and General Electric Capital Corporation, in their respective capacities as joint collateral agents hereunder, and each of their successors and assigns in such capacity; provided that if one or more of the Joint Collateral Agents shall resign as provided in Section 8.02, reference to the Joint Collateral Agents shall refer to the Sole Remaining Collateral Agent or the Sole Successor Collateral Agent, as the case may be.

“Joint Lead Arrangers” means, individually and collectively as the context may require, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., in their capacity as joint lead arrangers, and each of their successors and assigns in such capacity.

“Jones Apparel USA” means Jones Apparel Group USA, Inc., a Delaware corporation.

“Jones Canada GP” means Jones Canada, Inc., an Ontario corporation.

“Jones Canada LP” means Jones Apparel Group Canada ULC, a Nova Scotia unlimited liability company.

“Jones Holdings” means Jones Apparel Group Holdings, Inc., a Delaware corporation.

“Jones Investment” means Jones Investment Co. Inc., a Delaware corporation.

“Jones Jeanswear” means Jones Jeanswear Group, Inc., a New York corporation.

“Jones Retail” means Jones Retail Corporation, a New Jersey corporation.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit, including in respect of a time draft presented thereunder; provided that, with respect to any component of any such amount in an Alternative Currency under a U.S. Letter of Credit, such amount shall be the Dollar Amount thereof.  The date of an LC Disbursement shall be the date of payment by the applicable Issuing Bank under a Letter of Credit or a time draft presented thereunder, as the case may be.

“LC Exposure” means, at any time, the sum of the U.S. LC Exposure and the Canadian LC Exposure.

“L.E.I.” means L.E.I. Group, Inc., a Delaware corporation.

“Lender Parties” means, individually and collectively as the context may require, the Agents, the Lenders and the Issuing Banks.

“Lenders” means, individually and collectively as the context may require, the Canadian Lenders and the U.S. Lenders.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit issued pursuant to this Agreement.  Without limiting the foregoing, (a) Letters of Credit shall include any time draft presented under a Letter of Credit and (b) the Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits having a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Licensee” means any Person (other than a natural person) that licenses trademarks of one or more of the Borrowers.

“Licensee Receivable” means any receivables due to any Borrower from a Licensee that arise as a result of such Licensee manufacturing, selling or distributing goods utilizing or incorporating trademarks of such Borrower.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, individually and collectively as the context may require, this Agreement, any promissory notes issued pursuant to this Agreement, any Letters of Credit applications, the Collateral Documents, the Loan Guaranty, the Canadian Guarantee and each additional guaranty entered into by a Canadian Loan Party pursuant to Section 5.14(c), the Post-Closing Deliverables Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, the Canadian Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee or partner of any Loan Party, and delivered to the Administrative Agent, the Canadian Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.  For the avoidance of doubt, the Open Account Agreements, the Swap Agreements and the agreements pursuant to which Banking Services are provided shall not constitute Loan Documents.

“Loan Guarantor” means (a) with respect to the U.S. Obligations, each Loan Party (other than the Canadian Loan Parties) and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.14(a); and (b) with respect to the Canadian Obligations, each Loan Party (other than the Canadian Borrower) and any other Person that becomes a Loan Guarantor pursuant to Section 5.14 (a) and (c).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, individually and collectively as the context may require, the U.S. Loan Parties and the Canadian Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Lock Box Agreement” means, individually and collectively as the context may require, each “Lock Box Agreement” referred to in the U.S. Security Agreement.

“Low Season” means, for any period of determination of the Borrowing Base with respect to Wholesale Inventory, the periods (a) (i) commencing March 1 of each year and ending May 30 of such year and (ii) commencing October 1 of each year and ending December 31 of such year, and (b) such other periods that have been approved by the Administrative Agent and are identified as the “low season” in the most recent appraisal delivered from the time pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, the Administrative Agent’s Liens (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) on the Collateral or the priority of such Liens or (d) the rights of or benefits available to the Administrative Agent, any other Agent, the Issuing Banks or the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means May 13, 2012 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.08.

“Maximum Utilization Period” means any period (a) commencing, on any date when the aggregate principal amount of Revolving Loans is greater than or equal to 33.3% of the total Revolving Commitment, and (b) ending on the date immediately after the aggregate principal amount of Revolving Loans is less than 33.3% of the total Revolving Commitment.

“Minimum Availability Period” means (including by reference to the Levels described below), any period (a) commencing when Availability is on any date less than:

Level 1:                      an amount equal to 15% (or if the IP Secured Financing has been consummated, 17.5%) of the total Revolving Commitments then in effect;

Level 2:                      an amount equal to 20% of the total Revolving Commitments then in effect, but more than Level 1;

and (b) ending after Availability is greater than 25% of the total Revolving Commitments then in effect for a period of 60 consecutive days (such period being referred to herein as a “Level 1 Minimum Availability Period” or a “Level 2 Minimum Availability Period”, as applicable). For the avoidance of doubt, (x) at any time that Availability is equal to or greater than the amounts set forth in Level 2 above, Availability shall also be deemed to be greater than Level 1 and (y) a Level 1 Minimum Availability Period includes a Level 2 Minimum Availability Period.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Joint Collateral Agents, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Nine West Development” means Nine West Development Corporation, a Delaware corporation.

“Nine West Footwear” means Nine West Footwear Corporation, a Delaware corporation.

“Non BA Lender” means a Canadian Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means, individually and collectively as the context may require, the U.S. Obligations and the Canadian Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Open Account Agent” means, individually and collectively as the context may require, (a) the Citibank Open Account Agent and (b) any other Lender or Affiliate thereof that is acting as agent from time to time pursuant to any Other Open Account Agreement.

“Open Account Aggregate Cap” means the sum of (a) the Citibank Open Account Cap and (b) the Open Account Other Cap.

“Open Account Agreement” means, individually and collectively as the context may require, (a) the Citibank Open Account Agreement and (b) each Other Open Account Agreement.

“Open Account Bank” means, individually and collectively as the context may require, (a) the Citibank Open Account Banks and (b) any Lender or Affiliate thereof that may become a party to any Other Open Account Agreement.

“Open Account Excess Obligations” means, individually and collectively as the context may require, (a) the Citibank Open Account Obligations that are in excess of the Citibank Open Account Cap and (b) the Open Account Obligations with respect to any Other Open Account Agreement that are in excess of the applicable Open Account Other Cap with respect to each such Other Open Account Agreement.

“Open Account Obligations” means, individually and collectively as the context may require, (a) the Citibank Open Account Obligations and (b) the obligations of the other Open Account Obligors that are parties to the Other Open Account Agreements to pay and reimburse each applicable Open Account Agent and Open Account Bank that are parties thereto for any advances, overadvances or financings provided to any vendor of one or more of such Open Account Obligors, together with fees, interest and expenses accruing thereon or that are otherwise payable with respect thereto.

“Open Account Obligors” means each Loan Party that is a party to an Open Account Agreement.

“Open Account Other Cap” means, with respect to all the Other Open Account Agreements, initially zero, and thereafter, at any time any such other Open Account Agreement is in effect or any Open Account Obligations with respect thereto are outstanding, an aggregate amount not to exceed $15,000,000 in the aggregate at any time; provided, that the Open Account Other Cap with respect to each such Other Open Account Agreement shall be equal to the aggregate amount that is authorized to be outstanding pursuant to the terms of each such other Open Account Agreement (which amount shall be specified in a written notice of the applicable Open Account Agent and the Company that is delivered to the Administrative Agent prior to the effectiveness of each applicable Open Account Agreement), the foregoing to be subject to the approval of the Administrative Agent (such approval to not be unreasonably withheld or delayed).

“Original Currency” has the meaning assigned to such term in Section 9.18.

“Other Open Account Agreement” means each open account funding agreement, other than the Citibank Open Account Agreement, entered into by any Open Account Agent and Open Account Bank with the Company and the other Open Account Obligors, as each such open account funding agreement may be amended, modified, restated or replaced from time to time in accordance with Section 6.11.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member States” means each State so described in any legislative measures of the European Council for the introduction of, change over to or operation of a single or unified European Community, and includes, without limitation, each member State of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the aforementioned legislative measures.

“Patriot Act” has the meaning assigned to such term in Section 3.19(a).

“Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any acquisition by any Loan Party, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or of the voting Equity Interests of, or a business line or unit or a division of, any Person or the subsidiaries of such Person; provided that:

(a)           such acquisition shall be consensual;

(b)           such Person is in the same or similar line of business as the Company and its Subsidiaries, or a component thereof;

(c)           such acquisition shall be consummated in accordance with all Requirements of Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(d)           in the case of the acquisition of Equity Interests, (i) all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares) acquired or otherwise issued by such Person (or, in the case of an acquisition of a group of companies, the parent company of such group) or any newly formed Subsidiary of any Borrower in connection with such acquisition shall be directly and beneficially owned 100% by such Loan Party, except with respect to Investments permitted by Section 6.04(c)(ii) in Subsidiaries that are not Loan Parties, and (ii) such newly acquired Subsidiary shall be a Loan Party and the Company and its Subsidiaries shall have complied with Section 5.14 with respect thereto; and

(e)           in the case of any acquisition or series of related acquisitions in excess of $50,000,000 (whether paid in cash, deferred payments, securities, the assumption of debt (including to the extent that any continuing debt would be newly reflected on a consolidated balance sheet of the Company) or otherwise), the Company shall furnish to the Administrative Agent at least five Business Days prior to such proposed acquisition a certificate from a Financial Officer evidencing compliance with Section 6.04(l), together with such detailed information relating thereto as the Administrative Agent may reasonably request to demonstrate such compliance;

provided further, that it is understood that to the extent the assets acquired are to be included in any Borrowing Base, due diligence (including, without limitation, field exams and appraisals) in respect of such acquired assets satisfactory to the Administrative Agent, in its Permitted Discretion, shall be completed prior to the inclusion of such assets in the Borrowing Base.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation laws, unemployment, general liability and other insurance and other social security laws or retirement benefits or similar laws or regulations;

(d)           Liens granted and deposits and other investments made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           Liens incurred to secure appeal bonds and judgment and attachment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VII;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary; and

(g)           Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in (i) certificates of deposit and time deposits, in each case maturing within 365 days and (ii) banker’s acceptances, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Lien” means any Lien permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Closing Deliverables Agreement” means that certain Post-Closing Deliverables Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a), (b), (c) (to the extent that the transaction is solely among the Loan Parties), (d) or (j); or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $10,000,000, in the case of  each individual event, and $25,000,000 in the aggregate, in the case of a series of related events; or

(c)           the issuance by the Company of any Equity Interests, other than Equity Interests issued pursuant to an employee stock option plan or similar plan, or pursuant to a merger permitted by Section 6.03; or

(d)           the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than paragraph (i) thereof) or permitted by the Required Lenders.

“Prime Rate” means (a) for the purpose of Loans made available to the U.S. Borrowers, the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City or any successor executive office, and (b) for the purpose of dollar-denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent at its Toronto office as its U.S. base rate for dollar-denominated commercial loans; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payable Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s or any other Canadian Lender Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, in the Permitted Discretion of the Canadian Administrative Agent, any such amounts due and not paid for wages, vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation.

“Prior Credit Agreement” means the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005, as amended and restated as of January 5, 2009, among the Company, Jones Apparel USA, Jones Holdings, Nine West Footwear, Jones Retail, the lenders parties thereto and Wachovia Bank, National Association, as administrative agent.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” means, individually and collectively as the context may require, the U.S. Protective Advances and the Canadian Protective Advances.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” means, with reference to any period, the aggregate amounts payable by the Company and its Subsidiaries under any operating leases (net of sublease income), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Rent Reserve” means with respect to (a) any warehouse, cross-docking facility, distribution center, regional distribution center or depot that is not located in a jurisdiction providing for a common law or statutory landlord’s Lien on the personal property of tenants, which Lien would be prior or superior to that of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) and with respect to which no Collateral Access Agreement is in effect; or (b) any store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location that is located in a jurisdiction providing for a common law or statutory landlord’s Lien on the personal property of tenants, which Lien would be prior or superior to that of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be), a reserve equal to two months’ rent at such store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location.

“Report” means reports prepared by the Joint Collateral Agents or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Joint Collateral Agents have exercised their rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Aggregate Credit Exposure and unused Revolving Commitments representing at least 51% of the sum of the Aggregate Credit Exposure and unused Revolving Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Joint Collateral Agents deem necessary, in their Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, Customer Credit Liability Reserves, Rent Reserves, Priority Payable Reserves, Existing Debt Securities Reserves, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party (including with respect to the declaration by any Loan Party that is a public company of its intention to pay dividends pursuant to Section 6.08(a)(iv) but not yet paid), reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Retail Inventory” means Inventory to be sold by the Borrowers through the Borrowers’ retail distribution channels.

“Revolver Termination Date” has the meaning assigned to such term in Section 9.03(c).

“Revolving Commitment” means, with respect to each Lender, individually and collectively as the context may require, the U.S. Commitment and the Canadian Commitment of such Lender.  The initial aggregate amount of the Lenders’ Revolving Commitments is $650,000,000.

“Revolving Commitment Schedule” means the Schedule attached hereto identified as such.

“Revolving Exposure” means, individually and collectively as the context may require, the U.S. Revolving Exposure and the Canadian Revolving Exposure.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Second Currency” has the meaning assigned to such term in Section 9.18.

“Secured Obligations” means, individually and collectively as the context may require, the U.S. Secured Obligations and the Canadian Secured Obligations.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Sole Remaining Collateral Agent” has the meaning assigned to such term in Section 8.02.

“Sole Successor Collateral Agent”  has the meaning assigned to such term in Section 8.02.

“Specified Customers” means, individually and collectively as the context may require, JC Penney, Costco, Wal-Mart Stores, Inc./Sams Club, Sears, Zellers, TJ MAXX/MARMAXX, BJs Wholesale Club, Burlington Coat Factory, Ross, Fred Myer and Beall’s Outlet.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or other Governmental Authority to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that such term shall not include any joint venture, corporation, partnership or similar arrangement the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements in accordance with GAAP but of which not more than 50% of the equity or the ordinary voting power (or in the case of a partnership, not more than 50% of the general partnership interests) are, as of such date, owned controlled or held by the Company or any of its consolidated Subsidiaries.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Supermajority  Lenders” means, at any time, Lenders having Aggregate Credit Exposure and unused Revolving Commitments representing at least 75% of the sum of the total Aggregate Credit Exposure and unused Revolving Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means, individually and collectively as the context may require, the U.S. Swingline Lender and the Canadian Swingline Lender.

“Swingline Loan” means, individually and collectively as the context may require, each U.S. Swingline Loan and each Canadian Swingline Loan.

“Syndication Agent” means Citibank, N.A., in its capacity as Syndication Agent, and its successors and assigns in such capacity.

“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means (a) from the date hereof until December 31, 2009, the most recent period of four fiscal quarters, and (b) at all times thereafter, 12 consecutive full fiscal months immediately preceding each date (taken as one accounting period) in respect of which the Company has delivered the financial statements referred to in paragraph (c) of Section 5.01.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Availability” means (a) the lesser of (i) the U.S. Commitment and (ii) the U.S. Borrowing Base minus (b) (i) the total U.S. Revolving Exposure and (ii) the Canadian U.S. Borrowing Base Utilization.

“U.S. Borrowers” means, individually and collectively as the context may require, the Company, Jones Apparel USA, Jones Holdings, Jones Retail, Nine West Footwear, Energie Knitwear, Jones Investment, Jones Jeanswear, L.E.I., Nine West Development and Victoria.

“U.S. Borrowing Base” means, at any time (without duplication),

the sum of

(a)           (i) the product of (A) 85% multiplied by (B) the Eligible Accounts of the U.S. Borrowers at such time plus (ii) the product of (A) 90% multiplied by (B) the Eligible Credit Card Accounts Receivable of the U.S. Borrowers at such time, plus

(b)           the product of (i) 80% multiplied by (ii) the Eligible Domestic Licensee Receivables of the U.S. Borrowers at such time; provided that the availability represented by Eligible Domestic Licensee Receivables of the U.S. Borrowers included in the Borrowing Base shall not at any time exceed $10,000,000, plus

(c)           the product of (i) 35% multiplied by (ii) the Eligible Foreign Licensee Receivables of the U.S. Borrowers at such time; provided that the availability represented by Eligible Foreign Licensee Receivables of the U.S. Borrowers included in the Borrowing Base shall not at any time exceed $5,000,000, plus

(d)           the product of (i) 35% multiplied by (ii) the Eligible Foreign Accounts of the U.S. Borrowers at such time; provided that the availability represented by Eligible Foreign Accounts of the U.S. Borrowers included in the Borrowing Base shall not at any time exceed $5,000,000, plus

(e)           subject to the last sentence of this definition, the product of (i) 35% multiplied by (ii) the sum of (A) the Eligible GRI Accounts of the U.S. Borrowers and (B) the Eligible GRI Licensee Receivables of the U.S. Borrowers at such time; provided that the availability represented by Eligible GRI Accounts of the U.S. Borrowers included in the Borrowing Base shall not at any time exceed $15,000,000, plus

(f)           the lesser of (i) the product of 85% multiplied by the Net Orderly Liquidation Value percentage in respect of Retail Inventory of the U.S. Borrowers identified in the most recent inventory appraisal ordered by the Joint Collateral Agents multiplied by the Eligible Retail Inventory of the U.S. Borrowers, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time and (ii) the product of 75% multiplied by the Eligible Retail Inventory of the U.S. Borrowers, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time, plus

(g)           the lesser of (i) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory of the U.S. Borrowers identified in the most recent inventory appraisal ordered by the Joint Collateral Agents multiplied by the Eligible Wholesale Inventory of the U.S. Borrowers, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time and (ii) the product of 75% multiplied by the Eligible Wholesale Inventory of the U.S. Borrowers, valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market value, at such time, minus

(h)           without duplication, Reserves established by the Joint Collateral Agents in their Permitted Discretion.

The Joint Collateral Agents may, in their Permitted Discretion, reduce the advance rates set forth above (and subsequently increase the advance rates up to the levels set forth above) including, for reasons relating to potential rights of vendors with respect to in transit Inventory, adjust Reserves or reduce one or more of the other elements used in computing the U.S. Borrowing Base (and subsequently increase such elements up to the levels set forth above).  Any changes after the Effective Date in how the Borrowers value their Inventory in accordance with their historical practices prior to the Effective Date shall be subject to the approval of the Joint Collateral Agents.

Notwithstanding the foregoing, the Eligible GRI Accounts and Eligible GRI Licensee Receivables shall not constitute a part of the U.S. Borrowing Base unless the Joint Collateral Agents, in the exercise of their Permitted Discretion, have approved of the same.

“U.S. Commitment” means, with respect to each U.S. Lender, the commitment, if any, of such U.S. Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Lender pursuant to Section 9.04.  The initial amount of each U.S. Lender’s U.S. Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Lender shall have assumed its U.S. Commitment, as applicable.  The U.S. Commitment is a sub-facility of the Revolving Commitment and is not in addition to the Revolving Commitment.

“U.S. LC Exposure” means, at any time, the sum of the Dollar Amount of the Commercial LC Exposure and the Standby LC Exposure of the U.S. Borrowers. The U.S. LC Exposure of any U.S. Lender at any time shall be its Applicable Percentage of its total U.S. LC Exposure at such time.

“U.S. Lender Parties” means, individually and collectively as the context may require, the Administrative Agent, the U.S. Lenders, the Issuing Banks issuing U.S. Letters of Credit and the other Agents.

“U.S. Lenders” means the Persons listed on the Revolving Commitment Schedule as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption.

“U.S. Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued for the purpose of providing credit support for the U.S. Borrowers.

“U.S. Loan Guarantor” means each Loan Party (other than the Canadian Loan Parties) and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.14(a).

“U.S. Loan Parties” means the U.S. Borrowers, the U.S. Borrowers’ Domestic Subsidiaries and the First-Tier Foreign DREs (other than those Persons in which Investments are made pursuant to Sections 6.04(c)(ii) and (iii)) and any other Person who becomes a party to this Agreement in its capacity as a U.S. Loan Party pursuant to a Joinder Agreement and their successors and assigns; provided that neither Rachel Roy IP Company LLC nor GRI shall be a U.S. Loan Party unless 100% of the Equity Interests of each of them is owned by a U.S. Loan Party.

“U.S. Loans” means, individually and collectively as the context may require, the U.S. Revolving Loans, the U.S. Swingline Loans and the U.S. Protective Advances.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the U.S. Loans, all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank with respect to a U.S. Letter of Credit or any indemnified party arising under the Loan Documents.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“U.S. Revolving Exposure” means, with respect to any U.S. Lender at any time, the sum of (a) the outstanding principal amount of Revolving Loans of such U.S. Lender at such time, plus (b) an amount equal to the Applicable Percentage of the aggregate principal amount of the U.S. Swingline Loans of such U.S. Lender at such time, plus (c) an amount equal to the Applicable Percentage of the U.S. LC Exposure of such U.S. Lender at such time.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrowers.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Loan Parties; (b) Swap Obligations of the U.S. Loan Parties owing to one or more U.S. Lenders or their respective Affiliates; provided that (i) at or prior to the time that any transaction relating to such Swap Obligation is executed, the U.S. Lender or Affiliate of a U.S. Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favor of the U.S. Lender Parties; and (c) the Open Account Obligations of Open Account Obligors that are U.S. Loan Parties.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties (other than Jones Canada GP and Jones Canada LP) and the Administrative Agent, for the benefit of the Lender Parties and the Canadian Lender Parties, as the case may be, and any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Vendor Rebates” means the credits earned from vendors for volume purchases that reduce net inventory costs for the Borrowers.

“Victoria” means Victoria + Co Ltd., a Rhode Island corporation.

“Weekly Reporting Period” means any period during (a) which any Default under paragraph (a) of Article VII or any Event of Default has occurred and is continuing, (b) that constitutes a Level 2 Minimum Availability Period or (c) that constitutes a Maximum Utilization Period.

“Wholesale Inventory” means Inventory to be sold by the Borrowers through the Borrowers’ wholesale distribution channels.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

                      SECTION 1.02.      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

                      SECTION 1.03.      Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Administrative Agent pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Administrative Agent.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.

                      SECTION 1.04.      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                      SECTION 1.05.      Currency Translations.  Without limiting the other terms of this Agreement the calculations and determinations under this Agreement of any amount in any currency other than dollars shall be deemed to refer to dollars or the Dollar Amount (as determined by the Administrative Agent) or the Equivalent Amount (as determined by the Canadian Administrative Agent), as the case may be, and all certificates delivered under this Agreement, shall express such calculations or determinations in dollars or the Dollar Amount or the Equivalent Amount thereof, as the case may be.

ARTICLE II

The Credits

                      SECTION 2.01.      Revolving Commitments.  Subject to the terms and conditions set forth herein, (a) each U.S. Lender agrees to make U.S. Revolving Loans from time to time during the Availability Period to the U.S. Borrowers, and (b) each Canadian Lender agrees to make Canadian Revolving Loans (including by way of BA Drawings in accordance with Section 2.21) from time to time during the Availability Period to the Canadian Borrower, if, in each case after giving effect thereto:

(i)           the U.S. Revolving Exposure or Canadian Revolving Exposure of any Lender would not exceed such Lender’s U.S. Commitment or Canadian Commitment, as the case may be;

(ii)           the total U.S. Revolving Exposure of all the U.S. Lenders would not exceed (A) the lesser of (x) the total U.S. Commitments or (y) the U.S. Borrowing Base minus (B) the Canadian U.S. Borrowing Base Utilization;

(iii)           the total Canadian Revolving Exposure of all the Canadian Lenders would not exceed the lesser of (A) the Canadian Sublimit or (B) (x) the Canadian Borrowing Base plus (y) the U.S. Availability; and

(iv)           the sum of (A) (x) the total Revolving Exposures of all the Lenders and (y) the Open Account Aggregate Cap would not exceed the lesser of (B)(x) the total Revolving Commitments or (y) the Aggregate Borrowing Base;

subject to the Administrative Agent’s or Canadian Administrative Agent’s authority, as applicable, in their sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.  Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans.

                      SECTION 2.02.      Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.

(b)           Subject to Section 2.14 and Section 2.21, (i) each Borrowing of U.S. Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08; (ii) each Borrowing of Canadian Revolving Loans denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or, pursuant to Section 2.21, BA Drawings as the Borrower Representative may request in accordance herewith; and (iii) each Borrowing of Canadian Revolving Loans denominated in dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith.  Each U.S. Swingline Loan and  Canadian Swingline Loan denominated in dollars shall be an ABR Loan, and each Canadian Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  ABR Borrowings and Canadian Prime Rate Borrowings may be in any amount. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d)           At the commencement of each Contract Period for any BA Drawing of Canadian Revolving Loans, such Borrowing shall be in an aggregate face amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000; provided that there shall not at any time be more than a total of five BA Drawings outstanding.

(e)           Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or Contract Period requested with respect thereto would end after the Maturity Date.

                      SECTION 2.03.      Requests for Revolving Borrowings.  To request a Borrowing, the Borrower Representative shall notify the applicable Administrative Agent of such request either in writing (delivered by hand or facsimile) substantially in the form attached hereto as Exhibit G and signed by the Borrower Representative or by telephone (a) with respect to U.S. Loans (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., Chicago time, on the date of the proposed Borrowing, and (b) with respect to Canadian Loans, (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Toronto time three Business Days before the date of the proposed Borrowing, (ii) in the case of a BA Drawing, not later than 3:00 p.m., Toronto time, three Business Days before the date of the proposed Borrowing, and (iii) in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing, not later than 1:00 p.m., Toronto time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement (in the case of any U.S. Letter of Credit) as contemplated by Section 2.06(e), may be given not later than 2:00 p.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent or the Canadian Administrative Agent, as applicable, of a written Borrowing Request in a form approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)           the name of the applicable Borrower;

(ii)          the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)         the date of such Borrowing, which shall be a Business Day;

(iv)         whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a BA Drawing or a Eurodollar Borrowing;

(v)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)         in the case of a BA Drawing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of U.S. Revolving Loans or Canadian Revolving Loans requested in dollars shall be an ABR Borrowing, and (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

                      SECTION 2.04.      Protective Advances.  (a) Subject to the limitations set forth below, the Administrative Agent or the Canadian Administrative Agent, as applicable, is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s or the Canadian Administrative Agent’s, as the case may be, sole discretion (but, in either such case, neither of them shall have absolutely any obligation to), to make (i) in the case of the Administrative Agent, Loans to the U.S. Borrowers on behalf of the U.S. Lenders (each such Loan, a “U.S. Protective Advance”), or (ii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower in Canadian Dollars or dollars on behalf of the Canadian Lenders (each such Loan, a “Canadian Protective Advance”), which the Administrative Agent or Canadian Administrative Agent, as applicable, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided, that the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $30,000,000; provided further, that (1) the aggregate amount of outstanding Protective Advances in favor of the U.S. Borrowers plus the aggregate U.S. Revolving Exposure shall not exceed the U.S. Commitment, (2) the aggregate amount of outstanding Protective Advances in favor of the Canadian Borrower plus the aggregate Canadian Revolving Exposure shall not exceed the Canadian Commitment and (3) the aggregate amount of all outstanding Protective Advances plus the sum of the aggregate Revolving Exposures of all the Lenders and the Open Account Aggregate Cap shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The (i) U.S. Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Lender Parties) and (ii) the Canadian Protective Advance shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties) in and to the Collateral of the U.S. Loan Parties (in the case of the U.S. Protective Advances) or the Collateral (in the case of the Canadian Protective Advances) and shall constitute U.S. Obligations (in the case of U.S. Protective Advances) and Canadian Obligations (in the case of Canadian Protective Advances). All U.S. Protective Advances and Canadian Protective Advances denominated in dollars shall be ABR Borrowings, and all Canadian Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings.  The Administrative Agent’s or Canadian Administrative Agent’s, as the case may be, authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s or the Canadian Administrative Agent’s (as applicable) receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent, Canadian or Administrative Agent, as applicable, may request the Revolving Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance.  At any other time the Administrative Agent or Canadian Administrative Agent (as applicable) may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.04(b).

(b)           Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the Administrative Agent or the Canadian Administrative Agent, as applicable, each U.S. Lender or Canadian Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent or the Canadian Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance or Canadian Protective Advance, as applicable, in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent or the Canadian Administrative Agent, as applicable, in respect of such Protective Advance.

                      SECTION 2.05.      Swingline Loans.  (a) The Administrative Agent, the U.S. Swingline Lender and the U.S. Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the U.S. Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Lenders and in the amount requested, same day funds to the U.S. Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the U.S. Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. The aggregate amount of U.S. Swingline Loans outstanding at any time shall not exceed $60,000,000.  The U.S. Swingline Lender shall not make any U.S. Swingline Loan if the requested U.S. Swingline Loan exceeds U.S. Availability (before giving effect to such U.S. Swingline Loan).  All U.S. Swingline Loans shall be ABR Borrowings.

(b)           The Canadian Administrative Agent, the Canadian Swingline Lender and the Canadian Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Canadian Swingline Lender may elect to have the terms of this Section 2.05(b) apply to such Borrowing Request by advancing, on behalf of the Canadian Lenders and in the amount requested, same day funds to the Canadian Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Canadian Swingline Lender pursuant to this Section 2.05(b) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Canadian Lenders, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account.  The aggregate amount of Canadian Swingline Loans outstanding at any time shall not exceed $2,500,000 (or the Equivalent Amount thereof).  The Canadian Swingline Lender shall not make any Canadian Swingline Loan if the requested Canadian Swingline Loan exceeds Canadian Availability (before giving effect to such Canadian Swingline Loan).  All Canadian Swingline Loans shall be Canadian Prime Rate Borrowings.

(c)           Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each U.S. Lender or Canadian Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender, the Administrative Agent or the Canadian Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitments.  The applicable Swingline Lender may, at any time, require the applicable Lenders to fund, in the currency in which the applicable Swingline Loan was denominated, their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Administrative Agent in respect of such Loan.

(d)           Each of the Administrative Agent and the Canadian Administrative Agent, on behalf of the U.S. Swingline Lender or the Canadian Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the U.S. Lenders or Canadian Lenders, as applicable, on at least a weekly basis or on any more frequent date that the Administrative Agent or the Canadian Administrative Agent, as the case may be, elects, by notifying the applicable Lenders of such requested Settlement by facsimile, telephone or e-mail no later than 12:00 noon Chicago time (i) on the date of such requested Settlement (the “Settlement Date”), with regard to U.S. Swingline Loans, and (ii) two Business Days prior to the Settlement Date, with regard to Canadian Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing).  Each U.S. Lender or Canadian Lender, as applicable (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent or the Canadian Administrative Agent, as applicable, to an account of the Administrative Agent or Canadian Administrative Agent, as applicable, as it may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent or the Canadian Administrative Agent, as applicable, shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such applicable Lenders (and shall no longer constitute Swingline Loans).  If any such amount referred to in this paragraph (d) is not transferred to the applicable Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

                      SECTION 2.06.      Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in dollars, an Alternative Currency (in the case of Commercial Letters of Credit that are U.S. Letters of Credit) and Canadian Dollars (in the case of Canadian Letters of Credit) for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent or the Canadian Administrative Agent, as applicable, and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (in the case of U.S. Letters of Credit) and the Canadian Administrative Agent (in the case of Canadian Letters of Credit) with a copy to the Administrative Agent, in each case prior to 9:00 a.m., Chicago time at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit will be denominated (which may be in dollars or Canadian Dollars (in the case of Canadian Letters of Credit), or, in the case of a Commercial Letter of Credit that is issued pursuant to the U.S. Commitment, an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $450,000,000, (ii) the Standby LC Exposure shall not exceed $50,000,000, (iii) the Commercial LC Exposure shall not exceed $400,000,000, (iv) the LC Exposure on account of Commercial Letters of Credit denominated in an Alternative Currency that are issued pursuant to the U.S. Commitment shall not exceed $100,000,000, (v) the Canadian LC Exposure shall not exceed $5,000,000, (vi) the total U.S. Revolving Exposure of all the U.S. Lenders would not exceed the lesser of (A) (x) the total U.S. Commitments or (y) the U.S. Borrowing Base minus (B) the Canadian U.S. Borrowing Base Utilization, (vii) the total Canadian Revolving Exposure of all the Canadian Lenders would not exceed the lesser of (A) the Canadian Sublimit or (B) (x) the Canadian Borrowing Base plus (y) the U.S. Availability and (viii) the sum of (A) (x) the total Revolving Exposures of all the Lenders and (y) Open Account Aggregate Cap shall not exceed the lesser of (B) (i) the total Revolving Commitments and (ii) the Aggregate Borrowing Base then in effect.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (it being understood that any Letter of Credit that provides for time drafts to be submitted thereunder shall have an expiry date which is in advance of such five Business Days prior to the Maturity Date by the number of days contemplated for such time drafts).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each  U.S. Lender, with respect to a U.S. Letter of Credit, and each Canadian Lender, with respect to a Canadian Letter of Credit, and each U.S. Lender and Canadian Lender, as applicable, hereby acquires from the applicable Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount (in the case of each U.S. Letter of Credit) or Equivalent Amount (in the case of each Canadian Letter of Credit) available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, (i) with respect to each U.S. Letter of Credit, each U.S. Lender hereby absolutely and unconditionally agrees to pay in dollars to the Administrative Agent, and (ii) with respect to any Canadian Letters of Credit, each Canadian Lender hereby absolutely and unconditionally promises to pay, in the same currency in which such Canadian Letter of Credit is issued, the Canadian Administrative Agent, in each case for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement, made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to (i) the Administrative Agent (in the case of any U.S. Letter of Credit) in dollars and (ii) the Canadian Administrative Agent (in the case of any Canadian Letters of Credit) in the same currency as the applicable LC Disbursement an amount equal to such LC Disbursement not later than 2:00 p.m., Chicago time, on the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on such Business Day (or, if the Borrower Representative receives notice of such LC Disbursement after 9:00 a.m., Chicago time, on any Business Day, by 2:00 p.m., Chicago time, on the next following Business Day); provided, that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing (in the case of U.S. Letters of Credit), a Canadian Prime Rate Borrowing (in the case of Canadian Letters of Credit) or a Swingline Loan in an equivalent amount and, to the extent so financed (in the event that such LC Disbursement was made in an Alternative Currency, such Borrowing Request shall be for an amount equal to the Dollar Amount of the amount of such LC Disbursement, and in the event such LC Disbursement was made with respect to a Canadian Letter of Credit, such Borrowing Request shall be in the same currency as such LC Disbursement), the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan (or the applicable portion thereof).  If the Borrowers fail to make such payment when due, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall notify each U.S. Lender or Canadian Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each applicable Lender shall pay to (x) the Administrative Agent dollars (in the case of the U.S. Letter of Credit) or (y) the Canadian Administrative Agent (in the case of Canadian Letters of Credit) in the same currency as the applicable LC Disbursement, an amount equal to its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent and the Canadian Administrative Agent, as the case may be, shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent or the Canadian Administrative Agent, as the case may be, of any payment from the Borrowers pursuant to this paragraph, each of them shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then each of them shall distribute such payment to such Revolving Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans (in the case of U.S. Letters of Credit), a Canadian Prime Rate Loan (in the case of Canadian Letters of Credit) or a Swingline Loan as contemplated above) shall not constitute a Loan (but shall be Secured Obligations) and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)           Exchange Indemnification and Increased Costs. The Borrowers shall, upon demand from any Issuing Bank or any Revolving Lender, pay to such Issuing Bank or such Revolving Lender, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank or such Revolving Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank or such Revolving Lender, (iii) any currency exchange loss, in each case with respect to clauses (i), (ii) and (iii), that such Issuing Bank or such Revolving Lender sustains as a result of the Borrowers’ repayment in dollars of any Commercial Letter of Credit that is a U.S. Letter of Credit that was denominated in an Alternative Currency or (iv) any interest or any other return, including principal, foregone by such Issuing Bank as a result of the introduction of, change over to or operation of the Euro in any member state participating in the Euro. A certificate of the applicable Issuing Bank setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank shall be conclusively presumed to be correct save for manifest error.

(g)           Obligations Absolute.  The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent nor the Canadian Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the applicable Issuing Bank’s failure to exercise the standard of care hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised such standard of care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)           Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent or the Canadian Administrative Agent, as applicable, and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.

(i)           Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, (i) (x) in the case of LC Disbursements made in dollars, at the rate per annum then applicable to ABR Loans, and (y) in the case of an LC Disbursement made in Canadian Dollars, at the rate per annum then applicable to Canadian Prime Rate Loans, and (ii) in the case of LC Disbursements made in respect of any Commercial Letters of Credit that are U.S. Letters of Credit in an Alternative Currency, at the overnight London interbank offered rate for the relevant Alternative Currency determined by the Administrative Agent in good faith plus the rate per annum then applicable to Eurodollar Borrowings; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(j)           Replacement of the Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the Issuing Bank to be replaced and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)           Cash Collateralization.  Subject to Section 2.18(b), if any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent, the Canadian Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph or if any of the other provisions hereof require cash collateralization (or, on the Business Day on or immediately following the maturity of the Loans if the Loans have been accelerated, without any further notice), (i) the U.S. Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lender Parties (the “LC Collateral Account”), the Dollar Amount in cash equal to 103% of the U.S. LC Exposure as of such date plus accrued and unpaid interest thereon and (ii) the Canadian Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Canadian Lender Parties (the “Canadian LC Collateral Account”), the Equivalent Amount in cash equal to 103% of the Canadian LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations, in the case of deposits in the LC Collateral Account, and the Canadian Secured Obligations, in the case of deposits in the Canadian LC Collateral Account.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts; and (x) the U.S. Borrowers hereby grant the Administrative Agent (for the benefit of the Lender Parties) a security interest in the LC Collateral Account and (y) the Canadian Borrower hereby grants the Administrative Agent (for the benefit of the Canadian Lender Parties) a security interest in the Canadian LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be in the form of Permitted Investments made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type), and at the Borrowers’ risk and reasonable expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers or the Canadian Borrower, as applicable, for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied, in the case of moneys in the LC Collateral Account, to satisfy other Secured Obligations or, in the case of moneys in the Canadian LC Collateral Account, to satisfy other Canadian Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(l)           Existing Letters of Credit.  On the Effective Date, each Existing Letter of Credit shall, automatically and without further action, be deemed to be a Letter of Credit that has been issued hereunder as of the Effective Date for all purposes hereunder and under the other Loan Documents.  Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of LC Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in this Section 2.06.  Any Existing Letter of Credit that is renewed or extended shall be issued by an Issuing Bank referred to in clause (a) of the definition thereof.

(m)           LC Exposure Reporting. Each Issuing Bank shall, not later than 10:00 a.m., New York time, on each Business Day, notify the Administrative Agent in reasonable detail as to the amount of the LC Exposure with respect to the Letters of Credit issued by such Issuing Bank.

                      SECTION 2.07.      Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Chicago time, to the account of the Administrative Agent or the Canadian Administrative Agent, as applicable; provided, that Swingline Loans shall be made as provided in Section 2.05.  Each of the Administrative Agent and the Canadian Administrative Agent, as applicable, will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Loans made to finance (i) the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent or the Canadian Administrative Agent, as applicable, to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent or the Canadian Administrative Agent, as applicable, and disbursed in its discretion.  U.S. Loans and participations in U.S. Swingline Loans and U.S. Letters of Credit will be funded by each U.S. Lender pro rata in accordance with its Applicable Percentage of the U.S. Commitments.  Canadian Loans and participations in Canadian Swingline Loans and Canadian Letters of Credit will be funded by each Canadian Lender pro rata in accordance with its Applicable Percentage of the Canadian Commitments.

(b)           Unless the Administrative Agent or the Canadian Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing or Canadian Prime Rate Borrowing, prior to the time of such proposed Borrowing) that such Lender will not make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Administrative Agent, as applicable, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent or the Canadian Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of dollar denominated amounts), Canadian Prime Rate Loans (in the case of Canadian Dollar denominated amounts).  If such Lender pays such amount to the Administrative Agent or the Canadian Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

                      SECTION 2.08.      Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, (i) in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and (ii) in the case of BA Drawings, shall have an initial Contract Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type, to convert BA Drawings to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans (other than Swingline Loans) into BA Drawings or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (in accordance with the principal amount of the U.S. Loans or Canadian Loans, as the case may be) among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower Representative shall notify the (i) Administrative Agent, with respect to each U.S. Revolving Loan, and (ii) the Canadian Administrative Agent (with a copy to the Administrative Agent) with respect to any Canadian Revolving Loan, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to paragraph (f) below in the case of BA Drawings.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent or the Canadian Administrative Agent, (with a copy to the Administrative Agent) as applicable, of a written Interest Election Request in a form approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or Canadian Prime Rate Borrowing; and

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (i) an ABR Borrowing, in the case of a Eurodollar Borrowing of either U.S. Revolving Loans or Canadian Revolving Loans denominated in dollars, and (ii) a Canadian Prime Rate Borrowing, in the case of any BA Drawing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) no outstanding Canadian Prime Rate Loans may be converted to BA Drawings, and (iii) unless repaid, (A) each Eurodollar Borrowing of U.S. Revolving Loans or of Canadian Revolving Loans denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each BA Drawing shall be converted to, or repaid with the proceeds of, a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto.

(f)           At or before 12:00 noon (Toronto time) three Business Days before the last day of the Contract Period of any BA Drawing, the Borrower Representative shall give to the Canadian Administrative Agent its written Interest Election Request in respect of such BA Drawing which shall specify either that the Canadian Borrower intends to repay the maturing B/As on such date or to continue to issue B/As on such date to provide for the payment of the maturing B/As. If the Borrower Representative fails to deliver such timely notice with respect to a BA Drawing prior to the end of the Contract Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to Canadian Prime Rate Loans.  Upon the conversion to or continuation of any Borrowing or portion thereof as a BA Drawing, the Discount Proceeds that would otherwise be payable to the Canadian Borrower by each Canadian Lender pursuant to Section 2.21(d) in respect of such new BA Drawing shall be applied against the principal amount of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender in respect of such maturing B/As (in the case of a continuation) (collectively, the “maturing amounts”) and the Canadian Borrower shall pay to such Canadian Lender an amount equal to the excess of the maturing amounts over such Discount Proceeds

                      SECTION 2.09.     Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments.  (a) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date.

(b)           The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding U.S. Loans, in the case of the U.S. Commitment, and Canadian Loans, in the case of the Canadian Commitment, together with accrued and unpaid interest thereon and on any U.S. Letters of Credit, in the case of the U.S. Commitment, and Canadian Letters of Credit, in the case of the Canadian Commitment, as applicable, (ii) the cancellation and return of all outstanding U.S. Letters of Credit, in the case of the U.S. Commitment, and Canadian Letters of Credit, in the case of the Canadian Commitment, (or alternatively, (A) with respect to each such U.S. Letter of Credit, the deposit in the LC Collateral Account of cash equal to 103% of the U.S. LC Exposure or with respect to each such Canadian Letter of Credit, the deposit in the Canadian LC Collateral Account of cash equal to 103% Canadian LC Exposure, as applicable, as of such date in accordance with Section 2.06(k), (B) with the consent of the Administrative Agent and the Canadian Administrative Agent, as applicable, and each applicable Issuing Bank, a back-up standby letter of credit equal to 103% of the U.S. LC Exposure or Canadian LC Exposure, as applicable, as of such date or (C) the inclusion of such Letters of Credit in a credit facility that refinances the Obligations outstanding under this Agreement), (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other U.S. Obligations or Canadian Obligations, as applicable, together with accrued and unpaid interest thereon.

(c)           The Borrowers may from time to time reduce the U.S. Commitment and the Canadian Sublimit; provided that (i) each reduction shall be in an amount that is an integral multiple of $5,000,000 (or, if less, the aggregate remaining U.S. Commitment or Canadian Sublimit), (ii) the Borrower Representative shall allocate each such reduction, in whole or in part, to the U.S. Commitment or the Canadian Sublimit, (iii) each reduction in the U.S. Commitment to an amount less than the then effective Canadian Sublimit shall result in a dollar-for-dollar reduction in the Canadian Sublimit and (iv) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, (A) the sum of (1) the total Revolving Exposures of all the Lenders, plus the Open Account Aggregate Cap would exceed the lesser of (B) (1) the total Revolving Commitments and (2) the Aggregate Borrowing Base.

                               (d)           The Borrower Representative shall notify (i) the Administrative Agent of any election to terminate or reduce the U.S. Commitments and (ii) the Canadian Administrative Agent (with a copy to the Administrative Agent) of any election to terminate or reduce the Canadian Commitments, in each case under paragraph (b) or (c) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise the U.S. Lenders or the Canadian Lenders, as applicable, of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

                               (e)           The Borrowers shall have the right to increase the Revolving Commitment by obtaining additional U.S. Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of five such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) any such additional Revolving Commitments shall be on the same terms as the other Revolving Commitments and (vi) the procedure described in Section 2.09(f) have been satisfied.

(f)           Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their U.S. Commitment, subject only to the approval of all Lenders if any such increase would cause the Revolving Commitment to exceed $700,000,000.  As a condition precedent to such an increase, (1) the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists; and (2) the Indenture shall have been amended in accordance with the terms thereof to provide that the incremental Indebtedness incurred pursuant to this Section 2.09 (in addition to all the other Indebtedness outstanding pursuant to this Agreement) is excepted from the requirements of Section 4.04 of the Indenture.

(g)           Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Revolving Commitment Schedule to reflect such increase and shall distribute such revised Revolving Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Revolving Commitment Schedule shall replace the old Revolving Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages.  Eurodollar Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase; provided that if an Event of Default occurs after the date of any such increase but prior to the reallocation of the Eurodollar Loans such Loans shall, subject to Section 2.16, be reallocated among the Lenders pro rata in accordance with their Revolving Commitments.

                      SECTION 2.10.       Repayment and Amortization of Loans and B/As; Evidence of Debt.  (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of each U.S. Lender and Canadian Lender, as the case may be, the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Canadian Administrative Agent for the account of each applicable Canadian Lender, the then unpaid principal amount of any BA Drawing in accordance with Section 2.21 and (iii) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent (with respect to the U.S. Protective Advances) or the Canadian Administrative Agent (with respect to the Canadian Protective Advances).

(b)           On each Business Day during a Dominion Period, (i) the Administrative Agent shall apply all funds credited to the Collection Deposit Account as of the previous Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay the Swingline Loans, and third, pro rata, to prepay the Revolving Loans (without a corresponding reduction in the Revolving Commitments) and to deposit in the LC Collateral Account  and the Canadian LC Collateral Account, as the case may be, cash in an amount equal to 103% of the U.S. LC Exposure and the Canadian LC Exposure at such time and (ii) the Canadian Administrative Agent shall apply all funds credited to the Canadian Collection Deposit Account as of the previous Business Day (whether or not immediately available) first to prepay any Canadian Protective Advances that may be outstanding, second to prepay the Canadian Swingline Loans, and third, pro rata, to prepay the Canadian Revolving Loans (without a corresponding reduction in the Canadian Commitments) and to deposit in the Canadian LC Collateral Account cash in an amount equal to 103% of the Canadian LC Exposure at such time.  All amounts applied pursuant to clause (i) above shall be applied pro rata as among the U.S. Lenders and all amounts applied pursuant to clause (ii) above shall be applied pro rata as among the Canadian Lenders.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent and the Canadian Administrative Agent, as the case may be, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent or the Canadian Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent or the Canadian Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                      SECTION 2.11.       Prepayment of Loans and B/As.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section, except that the Borrowers shall not prepay any BA Drawings except on the last day of the Contract Period applicable thereto (subject to any mandatory prepayment requirements hereunder).

(b)           In the event and on such occasion that (i) the sum of (A) the total Revolving Exposure of all the Lenders and (B) the Open Account Aggregate Cap exceeds the lesser of (x) the total Revolving Commitments or (y) the Aggregate Borrowing Base, (ii) the total U.S. Revolving Exposure of all the U.S. Lenders exceeds (A) the lesser of (x) the total U.S. Commitments or (y) the U.S. Borrowing Base minus (B) the Canadian U.S. Borrowing Base Utilization or (iii) the total Canadian Revolving Exposure of all the Canadian Lenders exceeds the lesser of (A) the Canadian Sublimit or (B) (x) the Canadian Borrowing Base plus (y) the U.S. Availability, the Borrowers shall promptly prepay (or in the case of the LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c)           If the Administrative Agent determines that the outstanding principal Dollar Amount of all outstanding Commercial Letters of Credit issued that are U.S. Letters of Credit denominated in an Alternative Currency exceeds the lesser of (A) $450,000,000 less the sum of the outstanding principal amount of the LC Exposure denominated in dollars and (B) $100,000,000, then not later than one Business Day after notice of the amount of such excess from the Administrative Agent to the Borrower Representative, the U.S. Borrowers shall deposit in the LC Collateral Account cash in an amount equal to such excess (to be held as cash collateral in accordance with Section 2.06(k)).

(d)           During a Dominion Period, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(f) below in an aggregate amount equal to 100% of such Net Proceeds to the extent that such Obligations are then outstanding; provided that, in the case of any event described in paragraph (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then if the Net Proceeds specified in such certificate are to be applied by (A) the Borrowers, then such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, then such Net Proceeds shall be deposited in a cash collateral account and in either case, thereafter, such funds shall be made available to the applicable Loan Party as follows:

(1)           the Borrower Representative shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(2)           so long as the conditions set forth in Section 4.02 have been met, the Revolving Lenders shall make such Revolving Loan or the Administrative Agent shall release funds from the cash collateral account; and

(3)           in the case of Net Proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan;

provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180 day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $50,000,000.

(e)           In the event that the IP Secured Financing is consummated, the Net Proceeds that are received by or on behalf of any Loan Party shall, as provided in the definition of “IP Secured Financing” be applied to prepay the Obligations as set forth in Section 2.11(f) below in an aggregate amount equal to 100% of such Net Proceeds to the extent that such Obligations are then outstanding.

(f)           All such amounts pursuant to Sections 2.11(d) and (e) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata,  and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and, except in the case of amounts due pursuant to paragraph (e) above, to cash collateralize outstanding LC Exposure.  If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.  Notwithstanding the foregoing, any such application of proceeds from Collateral securing solely the Canadian Obligations shall be made solely in respect of the Canadian Obligations.

(g)           The Borrower Representative shall notify the Administrative Agent  and the Canadian Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 10:00 a.m., Chicago time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

                      SECTION 2.12.      Fees.  (a) The U.S. Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment  fee, which shall accrue at a rate equal to (i), if the average daily unused portion of the Revolving Commitment is greater than 50% of the total Revolving Commitment during the period in respect of which the payment is being made, 1.00%, per annum, and (ii), if the average daily unused portion of the total Revolving Commitment is less than or equal to 50% of the total Revolving Commitment during the period in respect of which the payment is being made, 0.75%, per annum, in each case on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The (i) U.S. Borrowers agree to pay to the Administrative Agent for the account of each U.S. Lender a participation fee with respect to its participations in U.S. Letters of Credit and (ii) Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Lender a participation fee with respect to its participations in Canadian Letters of Credit, which, in each case, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans (or, in the case of Commercial Letters of Credit that do not provide for the presentation of a time draft, 50% of such Applicable Rate) on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure. In addition, each Borrower agrees to pay  to the applicable Issuing Bank with respect to each Standby Letter of Credit issued for the account of such Borrower a fronting fee, which shall accrue at the rate of 0.1% per annum on the average daily amount of the Standby LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees payable pursuant to this paragraph (b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The U.S. Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Administrative Agent, as applicable, (or to the applicable Issuing Bank in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

                      SECTION 2.13.      Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d)           The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(e)           Notwithstanding the foregoing, during the occurrence and continuance of any Event of Default under paragraph (a) of Article VII, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans that are subject to such Event of Default shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amounts outstanding hereunder that are subject to such Event of Default, (x) if such amount is denominated in dollars, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder (or, if no such interest rate is specified, at a rate of interest equal to 2% plus the rate otherwise applicable to ABR Loans) and (y) if such amount is denominated in Canadian Dollars, such amount shall accrue at 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (d) of this Section.

(f)           Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  Accrued interest shall be payable (i) to the Administrative Agent, for the account of each U.S. Lender, ratably with respect to interest on any U.S. Revolving Loan or U.S. Swingline Loan, (ii) to the Administrative Agent, with respect to interest on any U.S. Protective Advance, (iii) to the Canadian Administrative Agent, for the account of each Canadian Lender, ratably with respect to interest on a Canadian Revolving Loan or a Canadian Swingline Loan, and (iv) to the Canadian Administrative Agent, with respect to interest on any Canadian Protective Advance denominated in Canadian Dollars.

(g)           All interest hereunder shall be computed on the basis of a year of 360 days, except that the Acceptance Fee and the interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Canadian Prime Rate, Discount Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

(h)           For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or under any other Loan Document is to be calculated on the basis of a 360-day year or any other period of time less than a calendar year, the yearly rate of interest or fees to which the rate used in such calculation is equivalent, is the rate so used multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time.

                      SECTION 2.14.      Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) any such request for a continuation of a Eurodollar Borrowing of (A) U.S. Revolving Loans or Canadian Revolving Loans denominated in dollars shall be deemed to be a request to convert such Borrowing to an ABR Borrowing, and (B) Canadian Revolving Loans denominated in Canadian Dollars shall be deemed to be a request to convert such Borrowing to a Canadian Prime Rate Borrowing.

                      SECTION 2.15.      Increased Costs.  (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement (other than any Taxes) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)           impose on any Lender or Issuing Bank, or the London interbank market, any other condition affecting this Agreement or Eurodollar Loans, Bankers’ Acceptances of BA Equivalent Loans made by such Lender or Letter of Credit (or any  participation therein);

and the result of any of the foregoing shall be (A) to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), (B) to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, (C) to increase the cost to such Lender of participating in or of purchasing or accepting Bankers’ Acceptances or (D) to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or Letters of Credit held by, such Lender or Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

                      SECTION 2.16.      Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (including the Applicable Rate) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                      SECTION 2.17.      Taxes.  (a) Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount to be paid by the Loan Parties shall be increased as necessary so that, net of such withholding (including any deduction or withholding applicable to additional amounts payable under this Section), the applicable recipient of such payment receives the amount it would have received had no such deduction or withholding been made.

(b)           The Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Loan Parties shall jointly and severally indemnify the Administrative Agent, the Canadian Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, the Canadian Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or an Issuing Bank, or by the Administrative Agent or the Canadian Administrative Agent on its own behalf or on behalf of any Lender Party, shall be conclusive absent manifest error.

(d)           Each Lender and Issuing Bank shall indemnify each Loan Party and the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Taxes described in clause (c) of the definition of “Excluded Taxes” that are imposed on amounts paid to such Lender or Issuing Bank by such Loan Party or the Administrative Agent on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Lender or Issuing Bank by the Loan Party or the Administrative Agent shall be conclusive absent manifest error.  The Loan Party or the Administrative Agent, as applicable, shall notify the applicable Lender or Issuing Bank of the incurrence or assertion of such liability within a reasonable time after the incurrence or assertion.  Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.17(d).

(e)           As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party or the Borrower Representative shall deliver to the Administrative Agent or the Canadian Administrative Agent, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Administrative Agent, as applicable.

(f)           (i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent or the Canadian Administrative Agent, as applicable, at the time or times prescribed by applicable law or reasonably requested in writing by the Borrower Representative or the Administrative Agent or the Canadian Administrative Agent, as applicable, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent or the Canadian Administrative Agent, as applicable, as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent or the Canadian Administrative Agent, as applicable, as will enable the Borrower Representative or the Administrative Agent or the Canadian Administrative Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Upon the reasonable request of the Borrower Representative or the Administrative Agent or the Canadian Administrative Agent, as applicable, any Lender shall update any form or certification previously delivered pursuant to this Section.  If any such form or certification expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent or the Canadian Administrative Agent, as applicable, in writing of such expiration, obsolescence or inaccuracy; provided that in no event shall a Lender be liable to the Borrower, the Administrative Agent or the Canadian Administrative Agent, as applicable, or any other Person for failing to provide the notification referenced in this sentence.

(ii)           Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)	in the case of a Lender that is a U.S. Person, IRS Form W-9;

(B)
in the case of a Lender (other than a U.S. Person) claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to all other payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)
in the case of a Lender (other than a U.S. Person) for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)
in the case of a Lender (other than a U.S. Person) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Compliance Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)
in the case of a Lender (other than a U.S. Person) that either is not the beneficial owner of payments made under any Loan Document or is a partnership (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; or

(F)
any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g)           If any recipient of any payment to be made by or on account of any obligation of a Loan Party under any Loan Document determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of each such Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of any such Person, shall repay to such Person the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event any such Person is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any such Person be required to pay any amount to any Loan Party pursuant to this paragraph if such payment would place any such Person in a less favorable position (on a net after-Tax basis) than any such Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any such Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

                      SECTION 2.18.      Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim.  All payments hereunder shall be made in dollars except that all payments in respect of Loans (and interest thereon) and LC Exposures to be made to the Canadian Lenders or the Canadian Administrative Agent shall be made in the same currency in which such Loan was made or Letter of Credit issued.  All such payments shall be made and allocated, in the case of the U.S. Loans, for the account of the U.S. Lenders, and in the case of the Canadian Loans, for the account of its Canadian Lenders, in each case pro rata in accordance with the respective unpaid principal amounts of the U.S. Loans and the U.S. LC Exposure or the Canadian Loans and the Canadian LC Exposure, as the case may be, made to the applicable Borrower held by them.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except (i) with respect to payments of Canadian Loans, LC Disbursements of any Issuing Bank in respect of Canadian Letters of Credit, fronting fees payable to any Issuing Bank in respect of Canadian Letters of Credit, the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada, and (ii) payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  Each of the Administrative Agent and the Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)           Any proceeds of Collateral received by the Administrative Agent or the Canadian Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent or the Canadian Administrative Agent so elects or the Required Lenders so direct shall be applied ratably (based in respect of each of the following separate categories, computed independently of the other categories, on each Lender Party’s interest in the aggregate specific type of outstanding Secured Obligations described within (and only within) each specific category of Secured Obligations listed respectively below) first, to pay any fees, indemnities or expense reimbursements, including amounts then due to the Administrative Agent, the Canadian Administrative Agent and each Issuing Bank from the Borrowers (other than in connection with Banking Services, Swap Obligations or Open Account Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services, Swap Obligations or Open Account Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances), sixth, to prepay principal on the Loans (other than the Protective Advances) and LC Disbursements, seventh, to deposit in the U.S. LC Collateral Account and the Canadian L.C. Collateral Account cash (as provided in Section 2.06(k)) collateral equal to 103% of the sum of the U.S. LC Exposure and Canadian LC Exposure, as the case may be, to be held as cash collateral for such Obligations and such Canadian Obligations, as the case may be, eighth, to pay (i) the Citibank Open Account Obligations in an aggregate amount up to the Citibank Open Account Cap and (ii) the other Open Account Obligations in an aggregate amount up to the applicable Open Account Other Cap with respect to each Other Open Account Agreement related thereto, ninth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, tenth, to the payment of any other Secured Obligation due to any Lender Party by the Borrowers and eleventh, to pay the Open Account Excess Obligations.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, none of the Administrative Agent, the Canadian Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.  Each of the Administrative Agent, the Canadian Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply all such proceeds and payments to any portion of the Secured Obligations.  Notwithstanding the foregoing, any such application of proceeds from Collateral securing solely the Canadian Obligations shall be made solely in respect of Canadian Obligations.

(c)           At the election of the Administrative Agent or the Canadian Administrative Agent, as the case may be, all payments of principal, interest, LC Disbursements, Open Account Obligations, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or (following substantially contemporaneous notice to the Borrower Representative, except that delivery of such notice shall not be required during the continuance of any Event of Default and the Administrative Agent shall have no liability, in any event, for failing to deliver such notice) may be deducted from any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Administrative Agent.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent or the Canadian Administrative Agent, as applicable, to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent or the Canadian Administrative Agent, as applicable (following substantially contemporaneous notice to the Borrower Representative, except that delivery of such notice shall not be required during the continuance of any Event of Default and the Administrative Agent shall have no liability, in any event, for failing to deliver such notice) to charge any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Administrative Agent, as applicable, for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Administrative Agent, if applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Open Account Banks or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders, the Open Account Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender,  Open Account Bank or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Canadian Administrative Agent, if applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation.

(f)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e), 2.21(d) or 9.03(c), then the Administrative Agent and, if applicable, the Canadian Administrative Agent, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                      SECTION 2.19.      Mitigation Obligations; Replacement of Lenders.  (a) If any Lender or Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment;

(b)           If any Lender or Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks (other than any Issuing Bank required to assign and delegate its interests, rights and obligations pursuant to this paragraph (b)), which consent shall not unreasonably be withheld, (ii) such Lender or Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  No Lender or Issuing Bank shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

                      SECTION 2.20.      Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Canadian Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Canadian Administrative Agent or such Lender.  The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.20 shall survive the termination of this Agreement.

                      SECTION 2.21.      Bankers’ Acceptances.  (a) The Canadian Borrower may issue Bankers’ Acceptances denominated in Canadian Dollars for acceptance and purchase by the Canadian Lenders in accordance with the provisions of Section 2.01, Section 2.03 and this Section 2.21.

(b)           Each Bankers’ Acceptance shall have a Contract Period of approximately 30, 60 or 90 days.  No Contract Period shall extend beyond the Maturity Date.  If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(c)           On each Borrowing date on which Bankers’ Acceptances are to be accepted, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Canadian Lenders have agreed to purchase.

(d)           Each Canadian Lender agrees to purchase a Bankers’ Acceptance accepted by it.  The Canadian Borrower shall sell, and such Canadian Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate.  Such Canadian Lender shall provide to the Canadian Funding Office the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to such Bankers’ Acceptance.  Such proceeds will then be made available to the Canadian Borrower by the Canadian Administrative Agent crediting an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Canadian Administrative Agent by such Canadian Lenders and in like funds as received by the Canadian Administrative Agent.

(e)           Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f)           To facilitate borrowings under the Canadian Commitments by way of B/As, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As.  In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  The Canadian Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Canadian Lender and which are signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower.  Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Lender or its officers, employees, agents or representatives.  On request by the Canadian Borrower, a Canadian Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Canadian Lender and have not yet been issued in accordance herewith.  Each Canadian Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(g)           Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or the Borrower Representative or by their respective attorneys, including attorneys appointed pursuant to Section 2.21(f) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower or Borrower Representative, as applicable, at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(h)           The Canadian Administrative Agent, promptly following receipt of a notice of Borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Canadian Lenders of the notice and shall advise each such Canadian Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Canadian Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent by reference to such Canadian Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be Cdn.$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent in its sole discretion to Cdn.$100,000, or the nearest whole multiple of that amount, as appropriate.

(i)           The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.  On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Canadian Borrower shall pay to such Canadian Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Section 2.08) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Canadian Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.

(j)           Whenever the Canadian Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting and purchasing any B/As, make a Loan (a “BA Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as each Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the amount of Discount Proceeds of such BA Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the relevant Lenders and the Canadian Borrower as the B/A that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the discounted portion of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the Canadian Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement. Each Non BA Lender may, at its discretion, request in writing to the Canadian Administrative Agent and the Canadian Borrower that BA Equivalent Loans made by it shall be evidenced by Discount Notes.

(k)           For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and notwithstanding any other provision of this Agreement, all references to principal amounts or any repayment or prepayment of any Loans that are applicable to B/As or BA Drawings shall be deemed to refer to the full face amount thereof in the case of B/As and to the principal amount of any portion thereof consisting of BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.21(f) relating to their execution by the Canadian Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i)           the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing date in respect of the same borrowing;

(ii)           an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii)           the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Canadian Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

(l)           Depository Bills and Notes Act.  At the option of the Canadian Borrower and any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted by such Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.21.

(m)           Upon acceptance of a Bankers’ Acceptance by a Canadian Lender, the Canadian Borrower shall pay to the Canadian Administrative Agent on behalf of such Canadian Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Rate on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of Section 2.13(e)) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Rate. Any increase in such Acceptance Fee shall be paid by the Canadian Borrower to the Canadian Administrative Agent on behalf of the Canadian Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Canadian Lender to the Canadian Borrower, through the Canadian Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

                      SECTION 2.22.      Circumstances Making Bankers’ Acceptances Unavailable.  (a) If prior to the commencement of any Contract Period, (i) the Canadian Administrative Agent determines in good faith, which determination shall be conclusive and binding on the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no readily available market for Bankers’ Acceptances, or (ii) the Canadian Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Discount Rate or CDOR Rate, as applicable, for such Contract Period; or (iii) the Canadian Administrative Agent is advised by one or more Canadian Lenders that the Discount Rate or CDOR Rate, as applicable, for such Contract Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their portion of such BA Drawings included in such Borrowing for such Contract Period then:

(i)           the right of the Canadian Borrower to request a borrowing by way of BA Drawing shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrower; and

(ii)           any notice relating to a borrowing by way of BA Drawing which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.03).

(b)           The Administrative Agent shall promptly notify the Canadian Borrower and the Canadian Lenders of the suspension in accordance with Section 2.22(a) of the Canadian Borrower’s right to request a borrowing by way of BA Drawing and of the termination of such suspension.

                      SECTION 2.23.      Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)           the Revolving Commitment and the Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure or LC Exposure exist at the time a Lender becomes a Defaulting Lender then:

(i)           all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus the Open Account Aggregate Cap plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)           if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above) and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above) in accordance with the procedures set forth in Sections 2.06(k) and for so long as any such LC Exposure is outstanding;

(iii)           if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.23(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b), as the case may be, with respect to such Defaulting Lender’s LC Exposure, as the case may be, during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders are reallocated pursuant to this Section 2.23(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s LC Exposure is not cash collateralized, prepaid or reallocated pursuant to this Section 2.23(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is cash collateralized;

(d)           so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any such newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank or the Swingline Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swingline Loan or any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders,  the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent (or, in the case of any Canadian Lender, the Canadian Administrative Agent), the Borrowers, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

                      SECTION 2.24.       Excess Resulting From Exchange Rate Change.

                      (a)           With respect to the Canadian Commitment, at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the dollar, (i) the aggregate outstanding principal amount of Canadian Loans of the Canadian Borrower exceeds the lesser of the Canadian Borrowing Base or the Canadian Sublimit or any other limitations hereunder based on dollars or (ii) the aggregate outstanding principal balance of Canadian Loans exceeds any other limit based on dollars set forth herein for such Canadian Obligations, the Canadian Borrower shall (A) if such excess is in an aggregate amount that is greater than or equal to $1,000,000, within two Business Days of notice from the Canadian Administrative Agent, (B) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice from the Canadian Administrative Agent or (C) if any Event of Default has occurred and is continuing, immediately (x) make the necessary payments or repayments to reduce such Canadian Obligations to an amount necessary to eliminate such excess or (y) maintain or cause to be maintained with the Administrative Agent (for the benefit of the Canadian Lender Parties) deposits as continuing collateral security for the Canadian Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Canadian Administrative Agent.  Without in any way limiting the foregoing provisions, the Canadian Administrative Agent shall, weekly or more frequently in the sole discretion of the Canadian Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

(b)           If one or more of the U.S. Borrowers provide cash collateral to secure obligations related to U.S. Letters of Credit that are denominated in an Alternative Currency (including, without limitation, pursuant to Section 2.06(k), 2.10(b) or 2.18(b)) and, as a result of fluctuations in the applicable exchange rate between dollars and the applicable Alternative Currency, the Dollar Amount of cash collateral held by the Administrative Agent is less than the specified amount of cash collateral so required to be maintained by the U.S. Borrowers, the U.S. Borrowers shall, promptly following a request therefor by the Administrative Agent, deposit in the LC Collateral Account an additional Dollar Amount of cash collateral equal to such shortfall to be held as cash collateral in accordance with Section 2.06(k).

ARTICLE III

Representatives and Warranties

Each Loan Party represents and warrants to the Lender Parties that:

                      SECTION 3.01.      Organization; Powers.  Each of the Loan Parties and each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                      SECTION 3.02.      Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and each constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                      SECTION 3.03.      Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Subsidiaries, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Loan Party or any of the Subsidiaries or its assets, or give rise to a right under any such indenture, material agreement or instrument (other than a Loan Document) to require any payment to be made by any Loan Party or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Subsidiaries, except Liens created pursuant to the Loan Documents.

                      SECTION 3.04.      Financial Condition; No Material Adverse Change.  (a) The Company has heretofore furnished to the Lenders (i) historical audited consolidated income statements, balance sheets and statements of cash flow of the Company for its 2007 and 2008 fiscal years and (ii) unaudited interim consolidated income statements, balance sheets and statements of cash flow of the Company for each fiscal month and quarter ended after December 31, 2008 through the Effective Date.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the unaudited consolidated income statements, balance sheets and statements of cash flows of the Company.

(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2008.

                      SECTION 3.05.      Properties.  (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except where the foregoing, individually or in the aggregate, would not reasonably be expected to have a  Material Adverse Effect.  Each of the Loan Parties and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property that is material to its business, free of all Liens other than Permitted Liens.

(b)           Each Loan Party and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement is set forth on Schedule 3.05, and the use thereof by the Loan Parties and the Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement as of the Effective Date (except for agreements and arrangements reflected on Schedule 3.05 and other licensing agreements that are not, either individually or in the aggregate, material to any Loan Party).

                      SECTION 3.06.      Litigation and Environmental Matters.  (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters (i) no Loan Party nor any of the Subsidiaries has received written notice of any claim with respect to any material Environmental Liability or knows of any basis for any Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of the Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)           Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

                      SECTION 3.07.      Compliance with Laws and Agreements.  Each Loan Party and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

                      SECTION 3.08.      Investment Company Status.  No Loan Party nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

                      SECTION 3.09.      Taxes.  Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  No Liens for Taxes (other than Permitted Encumbrances) have been filed and no claims are being asserted with respect to any such Taxes.

                      SECTION 3.10.      ERISA.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except for any failure that would not reasonably be expected to have a Material Adverse Effect, each Pension Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability that could reasonably be expected to result in a Material Adverse Effect has been incurred by the Loan Parties or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Pension Plan or any Multiemployer Plan.

                               (b)           Canadian Pension Plans.  Each Canadian Loan Party and its Subsidiaries is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal, provincial or state laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan.  Neither any Canadian Loan Party nor any of its Subsidiaries has any material withdrawal liability in connection with a Canadian Pension Plan.  No Pension Event has occurred.  No Lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or its Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due)

                      SECTION 3.11.      Disclosure.  Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, (a) the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company or the other Loan Parties of the future achievement of such performance.

                      SECTION 3.12.      No Default.  No Loan Party nor any of the Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect.  Immediately prior to, and after giving effect to the occurrence of, the Effective Date, (a) no default or event of default has occurred or will occur under the Indenture or the Existing Debt Securities and (b) the Borrowers are not compelled under the Indenture to secure the Existing Debt Securities equally and ratably with the Obligations.  No Default or Event of Default has occurred and is continuing.

                      SECTION 3.13.      Solvency.  (a) Immediately after the consummation of the Transactions to occur on the Effective Date (after giving effect to Sections 10.08 and 10.09), (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)           No Loan Party intends to, or will permit any of the Subsidiaries to, and no Loan Party believes that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary, the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary and the funds available under this Agreement.

                      SECTION 3.14.      Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties is adequate.

                      SECTION 3.15.      Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each of the Company’s Subsidiaries and each joint venture, partnership or similar arrangement of the Company and its Subsidiaries, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests (other than the Company), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of the Subsidiaries and each joint venture, partnership or similar arrangement of the Company and its Subsidiaries, in each case as of the Effective Date.  All of the issued and outstanding Equity Interests of a Subsidiary owned by any Loan Party have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests).

                      SECTION 3.16.      Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Lender Parties and the Canadian Lender Parties, as the case may be, and, for so long as UCC and PPSA financing statements, RDPRM recordations or Deposit Account Control Agreements, as the case may be, with respect to such Collateral have not been terminated by the Administrative Agent (or otherwise amended by the Administrative Agent in a manner that adversely affects the Lien in favor of the Lender Parties or the Canadian Lender Parties, as the case may be, thereby perfected) such Liens constitute perfected and continuing Liens on the Collateral to the extent perfection can be obtained by filing UCC or PPSA financing statements, RDPRM recordations or the entering into of a Deposit Account Control Agreement, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

                      SECTION 3.17.      Employment Matters.  As of the Effective Date, there are no material strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters.  All material payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits, including with respect to the Canada Pension Plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

                      SECTION 3.18.      Credit Card Arrangements.  Schedule 3.18 (as updated from time to time as permitted by Section 5.15) sets forth, a list of all credit card processing arrangements to which any Loan Party is a party with respect to the payment to any Borrower of the proceeds of all credit card charges for sales by such Loan Party in the United States of America or Canada.

                      SECTION 3.19.      PATRIOT Act and Other Specified Laws.  (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (iii) the Proceeds of Crime Act.  No part of the proceeds of the Loans, Letters of Credit or payments made to vendors of the Open Account Obligors pursuant to any Open Account Agreement will be used, directly or indirectly, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended or the Proceeds of Crime Act.  No Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal Law, racketeer influenced and corrupt organizations law or the Proceeds of Crime Act or other similar laws.  None of the Loan Parties is named on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

(b)           No Borrower nor any other Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

                      SECTION 3.20.      Margin Regulations.  No Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board).  None of the proceeds of any Loan or Letter of Credit will be used by the Borrowers or any Subsidiaries for the purpose of purchasing or carrying “margin stock” as defined in Regulation U of the Board or otherwise in violation of Regulations T, U or X of the Board.

ARTICLE IV

Conditions

                      SECTION 4.01.      Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02) to the satisfaction of each Lender and, where specifically referred to below, the Administrative Agent and the Joint Collateral Agents; provided that the Administrative Agent may declare the Effective Date to have occurred if all the conditions set forth below are satisfied, other than the Administrative Agent receiving satisfactory evidence that its first priority security interest in the Collateral securing the Canadian Secured Obligations has been perfected; provided further, however, that the Canadian Borrower may not utilize the Canadian Commitments unless the Administrative Agent has received evidence of its first priority perfected security interest in the Collateral securing the Canadian Secured Obligations in a manner that is in form and substance satisfactory to the Administrative Agent and the Lenders:

(a)           Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include PDF or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or PDF or facsimile copies) of the Loan Documents and such other certificates, documents, instruments and agreements as the Lenders shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks, the Citibank Open Account Agent, the Citibank Open Account Banks and the Lenders in substantially the form of Exhibit B.

(b)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Agents shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or an Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) if obtainable from the applicable jurisdiction, a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(c)           No Default Certificate.  The Agents shall have received a certificate, signed by the chief financial officer of the Borrower Representative and dated the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date and (iii) certifying any other factual matters as may be reasonably requested by any Agent.

(d)           Fees.  The Lenders, the Administrative Agent, the Joint Collateral Agents and the Joint Bookrunners shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel of the Administrative Agent), on or before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(e)           Lien Searches.  The Agents shall have received the results of a recent lien search report in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Agents.

(f)           Pay-Off Letter.  The Agents shall have received pay-off letters with respect to the Prior Credit Agreement and all other existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment (other than Liens in favor of the Administrative Agent).

(g)           Funding Accounts.  The Agents shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h)           Customer List.  The Agents shall have received a true and complete customer list as of a recent date to be specified by the Administrative Agent.

(i)           Credit Card Notification Agreement.  The Agents shall have received PDF or facsimile copies of Credit Card Notification Agreements distributed to each of the Borrowers’ credit card processors.

(j)           Solvency.  The Agents shall have received a solvency certificate from a Financial Officer of each Borrower.

(k)           Borrowing Base Certificate.  The Agents shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of April 18, 2009.

(l)           Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit (or deemed issuance, in the case of Existing Letters of Credit) on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities and obligations current, the Borrowers’ Availability plus cash on hand shall not be less than $300,000,000.

(m)           Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the U.S. Security Agreement or the Canadian Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Security Agreement or the Canadian Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n)           Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement, PPSA financing statement or RDPRM recordation) required by the Collateral Documents or under law or reasonably requested by any Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(o)           Approvals.  All governmental and third party approvals necessary in connection with the Transactions and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(p)           Amendment to Indenture.  The Indenture shall have been amended in accordance with the terms thereof to provide that the Indebtedness under  this Agreement is excepted from the requirements of Section 4.04 of the Indenture.

(q)           Citibank Open Account Agreement.  The Agents shall have received a true and complete copy of the Citibank Open Account Agreement.

(r)           Insurance.  The Agents shall have received evidence of insurance coverage in form, scope and substance evidencing compliance with the terms of Section 5.09 and Section 4.12 of the U.S. Security Agreement.

(s)           Appraisals and Field Exams.  The Agents shall have received appraisals of Inventory and field exams from appraisers satisfactory to the Joint Collateral Agents (it being understood and agreed that the receipt of the field examination, dated as of March 17, 2009, and the appraisal, dated as of March 26, 2009, shall satisfy the condition precedent set forth in this paragraph (s)).

(t)           Letter of Credit Application.  The applicable Issuing Bank shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.  The Borrowers shall have executed the applicable Issuing Bank’s master agreement for the issuance of Commercial Letters of Credit.

(u)           Other Documents.  The Agent shall have received such other documents as any Agent, any Issuing Bank, any Open Account Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders as of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on June 1, 2009 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

                      SECTION 4.02.      Each Credit Event.  The obligation of (i) each Lender to make a Loan on the occasion of any Borrowing and (ii) each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of (i) such Borrowing or (ii) the issuance, amendment, renewal or extension of such Letter of Credit, except that such representations and warranties (A) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (B) shall be true and correct in all respects to the extent they are qualified by a materiality standard.

(b)           At the time of and immediately after giving effect to (i) such Borrowing and (ii) the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           After giving effect to (i) such Borrowing and (ii) the issuance of such Letter of Credit, Availability is not less than zero.

Each (i) Borrowing and (ii) issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make (or authorize the Canadian Administrative Agent to make) Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit, in each case for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans, issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until all the Revolving Commitments have expired or been terminated as provided in Section 2.09(a) or (b), as the case may be, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender Parties that:

                      SECTION 5.01.      Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Company, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO Seidman, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP consistently applied accompanied by any management letter prepared by said accountants;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 30 days after the end of each fiscal month of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)           concurrently with any delivery of financial statements under paragraph (a) or (b) or (c) above, a Compliance Certificate of a Financial Officer of the Borrower Representative (i) certifying, in the case of the financial statements delivered under paragraph (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying in the case of the financial statements delivered under paragraph (c), a reasonably detailed calculation of the Fixed Charge Coverage Ratio and, during any Level 1 Minimum Availability Period, demonstrating compliance with Section 6.12, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)           as soon as available, but within 15 days prior to the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement in form acceptable to the Administrative Agent) of the Company for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)           as soon as available, but in any event within 20 days of the end of each fiscal month (or, within three Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday), during any Weekly Reporting Period), a Borrowing Base Certificate which calculates the Borrowing Base as of the last day of the fiscal period then ended, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(h)           as soon as available, but in any event within 20 days of the end of each fiscal month (or, in the case of clauses (h)(i)(B)and (h)(ii) below within three Business Days of the end of each calendar week, during any Weekly Reporting Period) and at such other times as may be reasonably requested by the Administrative Agent, as of the fiscal period then ended, all delivered electronically in a formatted file acceptable to the Administrative Agent:

(i)           (A) a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, and (B) a summary aging of the Borrowers’ Accounts specifying the name, address and balance due for each Account Debtor;

(ii)          a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent (which shall be in a short-form format that is reasonably satisfactory to the Administrative Agent if delivered during a Weekly Reporting Period), (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined in accordance with the historical practices of the Borrowers prior to the Effective Date) or market and adjusted for Reserves as the Joint Collateral Agents have previously indicated to the Borrower Representative are deemed by the Joint Collateral Agents to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)         a worksheet of calculations prepared by the Borrowers to determine Eligible Credit Card Accounts Receivable, Eligible Accounts and Eligible Inventory, such worksheets detailing the Credit Card Accounts Receivable, Accounts and Inventory excluded from Eligible Credit Card Accounts Receivable, Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)         a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to paragraphs (i) and (ii) above; and

(v)          a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;

(i)           as soon as available, but in any event within 20 days of the end of each fiscal month (or, within three Business Days of the end of calendar week, during any Weekly Reporting Period) and at such other times as may be reasonably requested by the Administrative Agent, as of the fiscal period then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a formatted file acceptable to the Administrative Agent;

(j)           promptly upon the Administrative Agent’s request:

(i)           copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)           copies of purchase orders, invoices and shipping and delivery documents in connection with any Inventory or equipment purchased by any Loan Party;

(iii)          a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(iv)          a sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; and

(v)           copies of all tax returns filed by any Loan Party with the IRS or Canada Revenue Service;

(k)           within 45 days of each March 31 and September 30, an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative;

(l)           promptly upon the Administrative Agent’s request (but, in any event not more than once each calendar year), a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation or organization;

(m)           promptly after the same become publicly available, copies of all periodic reports, proxy statements and registration statements filed by the Company or any Subsidiary with the U.S. Securities and Exchange Commission, the Ontario Securities Commission or any Governmental Authority succeeding to any or all of the functions of said Commissions, or with any national or provincial securities exchange, or distributed by the Company to its shareholders generally, as the case may be; provided that any documents required to be delivered pursuant to this paragraph (n) shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address referenced in Section 9.01(b); or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; and

(n)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request.

                      SECTION 5.02.      Notices of Material Events.  The Borrowers will furnish to the Administrative Agent (for delivery to each Lender) written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           receipt of any notice of any governmental investigation or any governmental or other litigation or proceeding commenced or threatened against any Loan Party that (i) if adversely determined, could reasonably be expected to result in liability in excess of $30,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Pension Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws which would result in liabilities or costs in excess of $30,000,000, (vi) contests any tax, fee, assessment or other governmental charge in excess of $30,000,000 or (vii) involves any material product recall;

(c)           any Lien (other than Permitted Encumbrances and Liens in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be)) or claim made or asserted in writing against any material portion of the Collateral;

(d)           any loss, damage or destruction to the Collateral in the amount of $30,000,000 or more, whether or not covered by insurance;

(e)           any and all default notices received under or with respect to (i) the Indenture or (ii) any actual knowledge of a Financial Officer of any leased location or public warehouse where Collateral with a cost in excess of $5,000,000 is located (which shall be delivered within two Business Days after receipt thereof);

(f)           all amendments to the Indenture, together with a copy of each such amendment;

(g)           any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(h)           any actual knowledge of a Financial Officer of the occurrence of any ERISA Event or Pension Event that, alone or together with any other ERISA Events and Pension Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $30,000,000;

(i)           any amendment, modification or waiver of or with respect to any licensing agreement pursuant to which any Eligible Licensee Receivable is subject if the foregoing would reasonably be expected to reduce the amounts paid, or postpone the date of any payment of any such Eligible Licensee Receivable; and

(j)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                      SECTION 5.03.      Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to so preserve, renew or keep in full force and effect any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

                      SECTION 5.04.      Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                      SECTION 5.05.      Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                      SECTION 5.06.      Books and Records; Inspection Rights.  Without limiting Sections 5.11 and 5.12, each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and Subsidiaries and their respective assets.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

                      SECTION 5.07.      Compliance with Laws and Contractual Obligations.

(a)           Each Loan Party will, and will cause each Subsidiary to, comply with all of its contractual obligations and Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           In addition to and without limiting the generality of paragraph (a), each Loan Party will, and will cause each Subsidiary and ERISA Affiliate to (i) comply with all applicable provisions of ERISA, the Code, the ITA, the Pension Benefits Act (Ontario) (or similar provincial statutes) and the regulations and published interpretations thereunder with respect to all Pension Plans and Canadian Pension Plans, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, (ii) not take any action or fail to take action the result of which would result in a liability to the PBGC, FSCO (or similar Governmental Authority) or to a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect and (iii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Pension Plan and Canadian Pension Plans concerning compliance with this covenant as may be reasonably requested by the Administrative Agent.

                      SECTION 5.08.      Use of Proceeds.  The proceeds of the Loans will be used only to (a) repay amounts outstanding under the Prior Credit Agreement, (b) repay the Existing Debt Securities that are maturing in November 2009, subject to the limitations set forth in Section 6.08(b)(v), and (c) for general corporate purposes (including, without limitation, payments on Open Account Obligations) of the Borrowers and, subject to compliance with Article VI of this Agreement, their respective Subsidiaries in the ordinary course of business.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

                      SECTION 5.09.      Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit, theft, burglary, pilferage, larceny, embezzlement and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

                      SECTION 5.10.      Casualty and Condemnation.  The Borrowers (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

                      SECTION 5.11.      Appraisals.  At any time that the Joint Collateral Agents request, the Borrowers and the Subsidiaries will provide the Joint Collateral Agents with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Joint Collateral Agents, and prepared on a basis satisfactory to the Joint Collateral Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, only one such appraisal per calendar year shall be at the sole expense of the Loan Parties; provided further, however, (a) two such appraisals per calendar year shall be at the sole expense of the Loan Parties if a Revolving Loan has been made during such calendar year, (b) three such appraisals per calendar year shall be at the sole expense of the Loan Parties if a Level 2 Minimum Availability Period, solely with respect to clause (a) of such defined term, has been in effect for a period of at least five consecutive Business Days during such calendar year and (c) if an Event of Default has occurred during any calendar year there shall be no limitation as to number and frequency of such appraisals during such calendar year that shall be at the sole expense of the Loan Parties.  For purposes of this Section 5.11, it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.  The Joint Collateral Agents will conduct not less than one appraisal per calendar year of the Inventory of the Loan Parties.

                      SECTION 5.12.      Field Examinations.  At any time that the Joint Collateral Agents request, the Borrowers and the Subsidiaries will allow the Joint Collateral Agents to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided, however, only one such field examination per calendar year shall be at the sole expense of the Loan Parties; provided further, however, (a) two such field examinations per calendar year shall be at the sole expense of the Loan Parties if a Revolving Loan has been made during such calendar year, (b) three such field examinations per calendar year shall be at the sole expense of the Loan Parties if a Level 2 Minimum Availability Period, solely with respect to clause (a) of such defined term, has been in effect for a period of at least five consecutive Business Days during such calendar year and (c) if an Event of Default has occurred during any calendar year there shall be no limitation as to number and frequency of such field examinations during such calendar year that shall be at the sole expense of the Loan Parties. For purposes of this Section 5.12, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.  The Joint Collateral Agents will conduct not less than one field examination per calendar year of the Collateral included in each Borrowing Base.

                      SECTION 5.13.      Depository Banks.  The Borrowers and the Subsidiaries will maintain one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

                      SECTION 5.14.      Additional Collateral; Further Assurances.  (a) Subject to applicable law, each Borrower and each Subsidiary that is a U.S. Loan Party shall cause each of the Domestic Subsidiaries and each of the First-Tier Foreign DREs (other than Investments in Persons that are permitted to be made pursuant to Sections 6.04(c)(ii) and (iii)) formed or acquired after the Effective Date in accordance with the terms of this Agreement to become a U.S. Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”).  Upon execution and delivery thereof, each such Person (i) shall automatically become a U.S. Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Lender Parties in any property of such U.S. Loan Party which constitutes Collateral.

(b)           To secure the prompt payment and performance of all the U.S. Secured Obligations, each Borrower and each Subsidiary that is a U.S. Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of the Domestic Subsidiaries, (ii) 100% of the issued and outstanding Equity Interests of each of the First-Tier Foreign DREs, (iii) 65% of the Equity Interests constituting the total combined classes of Equity Interests entitled to vote in each First-Tier Foreign Subsidiary, (iv) 100% of the non-voting Equity Interests of each First-Tier Foreign Subsidiary, and (v) 309/476 of the Equity Interests constituting the total combined classes of Equity Interests entitled to vote, and 100% of the non-voting Equity Interests, of the Canadian Borrower (it being understood that all such Equity Interests described in this clause (v) shall be pledged by Jones Canada LP and not by Jones Canada GP) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent (for the benefit of the U.S. Lender Parties) pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request, provided, however, that (i) if the Canadian Borrower issues additional Equity Interests that are entitled to vote, Jones Canada LP agrees to promptly pledge to the Administrative Agent such additional number of whole limited partnership units of the Canadian Borrower equal to approximately (but not in excess of) 65% of such additional limited partnership units that are so issued and (ii) none of the Equity Interests of Rachel Roy IP Company LLC shall be subject to such Lien so long as 100% of the Equity Interests of Rachel Roy IP Company LLC are not owned by one or more U.S. Loan Parties.  The Borrowers agree if (a) the Administrative Agent notifies the Borrower Representative that as a result of a change in law there is a reason to believe that a pledge of a greater percentage of any First-Tier Foreign Subsidiary’s voting Equity Interests or a guarantee by any First-Tier Foreign Subsidiary of the Guaranteed Obligations would not result in a “deemed dividend” under Section 956 of the Code and (b) subsequent to the receipt of such notice the Borrower Representative reasonably determines (which determination the Borrower Representative agrees to consider, in consultation with its counsel and other tax advisors, promptly following receipt of such notice from the Administrative Agent) that a pledge of more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote of such First-Tier Foreign Subsidiary or a guarantee by such First-Tier Foreign Subsidiary of the Guaranteed Obligations would not result in such a “deemed dividend” or any other tax liability to the Borrowers, the applicable Borrower will promptly pledge such greater percentage of the voting Equity Interests of each such First-Tier Foreign Subsidiary and cause each such First-Tier Foreign Subsidiary to provide a guarantee of the Guaranteed Obligations, in each case to the extent that the foregoing would not result in such a “deemed dividend” under Section 956 of the Code or other tax liability to the Borrowers.

(c)           Subject to applicable law, the Canadian Borrower and each other Canadian Loan Party shall cause each of their Subsidiaries that is organized under the laws of Canada or any province thereof (other than those Persons in which Investments are made pursuant to Section 6.04(c)(ii) and (iii)) to become party to a guarantee agreement that guarantees repayment of the Canadian Obligations (which guarantee agreement shall be in substantially the form of the Canadian Guarantee referred to  in clause (a) of the definition thereof) and a security agreement (which shall, among other things, pledge 100% of the Equity Interests in each such Subsidiary and grant a security interest in all the personal property of each such Subsidiary, the foregoing to be in a form substantially similar to General Security Agreement, the Securities Pledge Agreement and, if any of such assets is located in the Province of Quebec, the Deed of Hypothec, in each case as the foregoing are referred to in the definition of “Canadian Security Agreement”) that secures repayment of the Canadian Obligations, together with such other documentation and filings that the Administrative Agent may reasonably require in order to perfect its first priority security interest in the assets subject to the terms of such Security Agreement; provided, however, that so long as 100% of the Equity Interests of GRI are not owned by one or more Loan Parties, none of the Equity Interests of GRI shall be subject to such Lien.

(d)           Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, hypothecs, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(e)           If any assets constituting personal property that are acquired by any Borrower or any Subsidiary that is a Loan Party have at any time a fair market value in excess of $2,000,000 individually or $5,000,000 in the aggregate for all Loan Parties (other than assets constituting Collateral under the U.S. Security Agreement or the Canadian Security Agreement that become subject to the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) upon acquisition thereof), the Borrower Representative will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien in favor of Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

                      SECTION 5.15.      Credit Card Notification Agreements.  The Borrowers and the Subsidiaries will maintain credit card processing arrangements with the credit card issuers and processors identified on Schedule 3.18; provided, however, that the Borrowers may amend Schedule 3.18 to remove any credit card issuer or processor identified therein or to add additional credit card issuers and processors that are satisfactory to the Administrative Agent, in its sole discretion, and concurrently with the making of any such amendment the Borrowers shall provide to the Administrative Agent a Credit Card Notification Agreement with respect thereto.

                      SECTION 5.16.      Post Closing Requirements.  The Borrowers and the other Loan Parties shall deliver, when and as required by the terms of the Post-Closing Deliverables Agreement, the items referenced therein.

ARTICLE VI

Negative Covenants

Until all the Revolving Commitments have expired or been terminated as provided in Section 2.09(a) or (b), as the case may be, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lender Parties that:

                      SECTION 6.01.      Indebtedness.  No Loan Party will, nor will it permit any of the Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with paragraph (f) hereof;

(c)           Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)           Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(e) and (iii) Guarantees permitted under this paragraph (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)           Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (e) shall not exceed $75,000,000 at any time outstanding;

(f)            Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in paragraphs (b), (e), (i), (j) and (k) hereof; provided that (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premiums (including tender or make-whole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, replaced or renewed and (v) if the Indebtedness that is refinanced, replaced, renewed or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, replacement, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, replaced, renewed, or extended Indebtedness;

(g)           Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)           Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)           secured Indebtedness incurred in connection with the IP Secured Financing;

(j)           Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (j) shall not exceed $50,000,000 at any time outstanding;

(k)          other unsecured Indebtedness in an aggregate principal amount not exceeding $300,000,000 at any time outstanding;

(l)           Indebtedness arising out of leases incurred in connection with sale and leaseback transactions permitted by Section 6.06;

(m)         the Indebtedness of any joint venture, partnership or similar arrangement which would be consolidated with those of the Company in the Company’s consolidated financial statements in accordance with GAAP but of which not more than 50% of the equity or the ordinary voting power (or in the case of a partnership, not more than 50% of the general partnership interests) are, as of such date, owned, controlled or held by the Company or any of its consolidated Subsidiaries; and

(n)          Indebtedness of any Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (n) shall not exceed $50,000,000 at any time outstanding.

                      SECTION 6.02.      Liens.  No Loan Party will, nor will it permit any of the Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)          Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by paragraph (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)          any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary, including or as a result of merger or consolidation with any Borrower or any Subsidiary that is permitted pursuant to Section 6.03, or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent permitted by paragraph (f) of Section 6.01;

(f)           Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g)          Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)          Liens on the registered intellectual property of the Borrowers pursuant to the IP Secured Financing;

(i)           Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j)           Liens arising from precautionary UCC or PPSA financing statements, including in respect of any operating lease or disposition permitted by this Agreement;

(k)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depositary institution;

(l)           Liens granted to secure payment of the Indebtedness permitted pursuant to Section 6.01(f); provided that such Liens do not spread to cover any property or assets that were not originally secured by the Indebtedness being so refinanced; and

(m)         Liens not otherwise permitted by this Section 6.02 so long as (i) neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $25,000,000 at any one time and (ii) any such Liens do not cover any Collateral.

Notwithstanding the foregoing, none of the Permitted Liens (other than nonconsensual Permitted Liens securing Indebtedness in an aggregate amount at any time not exceeding $5,000,000) may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under paragraph (a) of the definition of “Permitted Encumbrances” and paragraph (a) and (g) above and (2) Inventory, other than those permitted under paragraphs (a) and (b) of the definition of “Permitted Encumbrances” and paragraph (a) above.

                      SECTION 6.03.      Fundamental Changes.  (a) No Loan Party will, nor will it permit any of the Subsidiaries to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into or amalgamate with any Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Loan Party (other than a Borrower) may merge into or amalgamate with any Loan Party in a transaction in which the surviving entity is a Loan Party (iii) any Subsidiary may transfer its assets to a Loan Party and any Subsidiary which is not a Loan Party may transfer its assets to another Subsidiary that is not a Loan Party, (iv) any Borrower may merge with any other Borrower, (v) any Loan Party (other than a Borrower) may merge into or amalgamate with any other person if required to complete a Permitted Acquisition; (vi) any Subsidiary that is not a Loan Party may merge into or amalgamate with any other Subsidiary that is not a Loan Party and (vii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

                                (b)           No Loan Party will, nor will it permit any of the Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

                      SECTION 6.04.      Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)           Permitted Investments, subject (as provided in the U.S. Security Agreement or the Canadian Security Agreement, as the case may be) to control agreements in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) or otherwise subject to a perfected security interest in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);

(b)           Investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)           Investments by the Borrowers and the Subsidiaries in Equity Interests in Persons that are (i) Loan Parties, (ii) Subsidiaries that are not Loan Parties and (iii) GRI and Rachel Roy IP Company LLC; provided that (A) any such Equity Interests held by a U.S. Loan Party shall be pledged pursuant to the U.S. Security Agreement (subject to the limitations applicable to Equity Interests of First-Tier Foreign Subsidiaries referred to in Section 5.14(b)(iv) and any such Equity Interests held by a Canadian Loan Party shall be pledged pursuant to the applicable Canadian Security Agreement) and (B) the aggregate amount of Investments made after the date hereof by Loan Parties in any Person described in clause (ii) or (iii) above (including intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed the sum of (1) (x) Investments existing on the Effective Date in GRI, Rachel Roy IP Company LLC and Subsidiaries that are not Loan Parties, (y) loans and advances existing on the Effective Date of the Loan Parties to Subsidiaries that are not Loan Parties and (z) Guarantees existing on the Effective Date by Loan Parties of the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties (in each case as set forth on Schedule 6.04) and (2) $30,000,000 (the “Investment Basket”) at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)           loans or advances made by (i) any Borrower to any Subsidiary or any other Borrower and (ii) any Subsidiary to any Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the U.S. Security Agreement or the applicable Canadian Security Agreement, as applicable, and (B) the amount of such loans and advances made after the Effective Date by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding Investments permitted under clause (B) to the proviso to Section 6.04(c) and made after the Effective Date and outstanding Guarantees permitted under the proviso to Section 6.04(e) and made after the Effective Date) shall not exceed the Investment Basket at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)           Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party after the Effective Date shall (together with outstanding Investments permitted under clause (B) to the proviso to Section 6.04(c) and made after the Effective Date and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and made after the Effective Date) shall not exceed the Investment Basket at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)           loans or advances by the Borrowers and the Subsidiaries to their employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $4,000,000 in the aggregate at any one time outstanding;

(g)          loans and advances to third party contractors in the ordinary course of business and consistent with past practices in an aggregate outstanding amount not to exceed at any time $2,000,000 (excluding such loans and advances consisting of prepayments or advances for inventory or services);

(h)          subject to Sections 4.2(a) and 4.4 of the U.S. Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(i)           Investments in the form of Swap Agreements permitted by Section 6.07;

(j)           Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(k)           Investments received in connection with the dispositions of assets permitted by Section 6.05;

(l)           Permitted Acquisitions; provided that both immediately before and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Permitted Acquisition is to occur shall be not less than 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) Availability will not be less than 30% of the total Revolving Commitment as of the date such Permitted Acquisition is consummated and for the period of 60 consecutive days immediately preceding the consummation of such Permitted Acquisition after giving pro forma effect thereto;

(m)           Investments constituting deposits described in paragraphs (c) and (d) of the definition of the term “Permitted Encumbrances”;

(n)           Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations of the Borrower or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business that is consistent with past practice; and

(o)           other Investments not otherwise permitted by this Section 6.04; provided that both immediately before and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio  for the Test Period in effect at the time such Investment is to occur shall be not less than 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time), (iii) Availability will not be less than 30% of the total Revolving Commitment as of the date such Investment is consummated and for the period of 60 consecutive days immediately preceding the consummation of such Permitted Acquisition after giving pro forma effect thereto, and (iv) the aggregate amount of all Investments made pursuant to this paragraph (o) shall not exceed $50,000,000 in any fiscal year of the Borrower.

                      SECTION 6.05.      Asset Sales.  No Loan Party will, nor will it permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)           the sales, transfers, leases or dispositions of assets described in Schedule 6.05;

(b)           sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(c)           sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall (i) be made in compliance with Section 6.09 and (ii) not have an aggregate fair market value, when added to the fair market value of all the assets sold, transferred or disposed of pursuant to paragraph (h) below, of more than $10,000,000 during any fiscal year of the Borrowers;

(d)           sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(e)           sales, transfers and dispositions of Investments permitted by paragraphs (c)(ii), (h) and (i) of Section 6.04 and the proviso to Section 6.04(d);

(f)            sale and leaseback transactions permitted by Section 6.06;

(g)           dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(h)           sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) and pursuant to paragraph (c) to Subsidiaries that are not Loan Parties shall not exceed $10,000,000 during any fiscal year of the Borrowers;

(i)            Restricted Payments permitted by Section 6.08; and

(j)            dispositions of cash and Permitted Investments in the ordinary course of business that is consistent with past practices;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (c) (to the extent that the applicable transaction is solely among Loan Parties), (g) and (i) above) shall be made for fair value and for at least 75% cash consideration.

                      SECTION 6.06.      Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 120 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

                      SECTION 6.07.      Swap Agreements.  No Loan Party will, nor will it permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of any Borrower or any Subsidiary.

                      SECTION 6.08.      Restricted Payments; Certain Payments of Indebtedness.  (a) No Loan Party will, nor will it permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and any of its Subsidiaries in an aggregate amount not to exceed $2,000,000 during any fiscal year of the Company; provided that, both immediately before and immediately after giving effect to each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (iv) the Borrowers may make other Restricted Payments; provided that, (A) both immediately before the declaration of, and (other than the declaration of a dividend of a Loan Party that is a public company, which dividend shall be subject to a Reserve as provided in the definition thereof) immediately after giving effect to each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (B) at the time any Restricted Payment is declared (x) the Fixed Charge Coverage Ratio for the Test Period in effect at the time shall not be less than 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (y) Availability shall not be less than 30% of the total Revolving Commitment for the period of 60 consecutive days immediately preceding the date such Restricted Payment is declared after giving pro forma effect thereto.

(b)           No Loan Party will, nor will it permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created under the Loan Documents;

(ii)           payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (including the Existing Debt Securities that are maturing in November 2009), other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof or relating thereto; provided that (A) if, either immediately before or after giving effect to any such payment on the Existing Debt Securities any Default or Event of Default has occurred and is continuing, no such payment may be made in an amount exceeding the Existing Debt Securities Reserve and (B) no payment on any other Indebtedness shall be made if, either immediately before or after giving effect to any such payment, any Default or Event of Default has occurred and is continuing;

(iii)          refinancings, replacements and renewals of Indebtedness to the extent permitted by Section 6.01;

(iv)          payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)           prepayment of the Existing Debt Securities that are maturing in November 2009 pursuant to the tender offer for such Existing Debt Securities; provided that both immediately before and after giving effect to such prepayment, (A) no Default or Event of Default shall have occurred and be continuing and (B) Availability plus cash on hand of the Loan Parties (which is reasonably identified to the satisfaction of the Joint Collateral Agents) is not less than $300,000,000; provided further, however, that such payment shall be made not later than 30 days after the Effective Date; and

(vi)          payment of intercompany Indebtedness in accordance with past practices arising in connection with cash management transactions in the ordinary course of business; provided that no such payment shall be made by a Loan Party to a Person that is not a Loan Party if immediately before or after giving effect thereto any Default or Event of Default has occurred and is continuing.

                      SECTION 6.09.      Transactions with Affiliates.  No Loan Party will, nor will it permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrowers and other Loan Parties (including transfers of Inventory) and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any loans, advances, Guarantees or other Investments permitted by Sections 6.04(c), (d) or (e), (d) any Indebtedness permitted under Section 6.01(c), (d) or (e), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and equity incentive and stock ownership plans approved by a Borrower’s board of directors.

                      SECTION 6.10.      Restrictive Agreements.  No Loan Party will, nor will it permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of the Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions imposed on the Loan Parties existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to the IP Secured Financing to the extent approved by the Administrative Agent in accordance with such defined term, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided further that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or sale and leaseback transactions permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

                      SECTION 6.11.      Amendment of Material Documents.  No Loan Party will, nor will it permit any of the Subsidiaries to, amend, modify or waive any of its rights under (a) agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, memorandum of association, management or partnership agreement or other organizational documents or (c) the Indenture, any Open Account Agreement or the Existing Debt Securities to the extent any such amendment, modification or waiver would be materially adverse to the Lenders in any respect.

                      SECTION 6.12.      Fixed Charge Coverage Ratio.  During any Level 1 Minimum Availability Period, the Borrowers will not permit the Fixed Charge Coverage Ratio as at the last day of any Test Period to be less than 1.0 to 1.0.

                      SECTION 6.13.      Open Account Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Other Open Account Agreement without the prior consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.  The aggregate amount of Open Account Obligations that are authorized to be outstanding at any time pursuant to the terms of any Open Account Agreement shall not exceed (a) in the case of Citibank Open Account Agreement, the Citibank Open Account Cap, and (b) in the case of any Other Open Account Agreement, the Open Account Other Cap with respect thereto as provided in the definition of “Open Account Other Cap.”

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           any Borrower shall fail to pay (i) any principal of any Loan or any repayment or reimbursement obligation in respect of any LC Disbursement or (ii) any Open Account Obligation, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Borrower shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in paragraph (a) of this Article) payable pursuant to this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.15 or 5.16 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for (i) during a Weekly Reporting Period, a period of one day after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(g), (h) or (i), (ii) a period of five days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(g), (h) or (i) during a Weekly Reporting Period), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10, 5.11 or 5.12 of this Agreement or (iii) a period of 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)            any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition, proposal or notice of intention to file a proposal seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)            (i)(A) an ERISA Event shall have occurred, (B) a trustee shall be appointed by a United States district court to administer any Pension Plan, (C) the PBGC shall institute proceedings to terminate any Pension Plan, (D) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (E) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in paragraphs (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could, in the opinion of the Required Lenders, reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or (ii) a Pension Event shall occur which, in the Administrative Agent’s determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if a Loan Party or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan and any such event may reasonably be expected to have a Material Adverse Effect or any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan;

(m)          a Change in Control shall occur;

(n)           the occurrence of any “default”, under and as defined in the U.S. Security Agreement or the Canadian Security Agreement, or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)           the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)           any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(q)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately and (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in paragraph (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent or the Canadian Administrative Agent, may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to it under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA, the Civil Code of Quebec or any other legislation.

ARTICLE VIII

The Administative Agent and Canadian Administrative Agent, Joint Collateral Agents; Other Agents

                      SECTION 8.01.      The Administrative Agent and the Canadian Administrative Agent.  Each of the Lender Parties hereby irrevocably appoints each of the Administrative Agent and the Canadian Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Canadian Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and an intercreditor agreement in connection with the IP Secured Financing (as provided in the definition of such term in Section 1.01), and to exercise such powers as are delegated to the Administrative Agent and the Canadian Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Without limiting the powers of the Administrative Agent hereunder and under the other Loan Documents, each Lender Party and the Administrative Agent (in its sole capacity as the initial holder of the Bonds (as defined below)) hereby acknowledges and agrees that the Administrative Agent (or any successor thereto) shall, for the purposes of holding any security granted under the Loan Documents pursuant to the laws of the Province of Quebec to secure payment of debentures (or any similar instruments) issued by the Canadian Borrower or any other Loan Party (which debentures as amended, restated, replaced, modified or supplemented at any time, for purposes of this Section, shall be hereinafter referred to as the “Bonds”), be the holder of an irrevocable power of attorney (“fondé de pouvoir”) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lender Parties and holders of the Bonds.  Each Lender Party and the Administrative Agent (solely in its capacity as the initial holder of the Bonds) hereby ratifies the appointment of and constitutes, to the extent necessary, the Administrative Agent as the holder of such irrevocable power of attorney (“fondé de pouvoir”) in order to hold hypothecs or other Liens granted by any one of the Loan Parties under the Loan Documents in the Province of Quebec to secure payment of the Bonds.  Each assignee Lender Party and each assignee holder of Bonds shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (“fondé de pouvoir”) by execution of the relevant agreements relating to such assignment.  The Administrative Agent agrees to act in such capacity.  Furthermore, the Administrative Agent hereby agrees and each of the other Lender Parties hereby appoints the Administrative Agent to act in the capacity of the holder and depositary of the Bonds on its own behalf as Administrative Agent and for and on behalf and for the benefit of all present and future Lender Parties.  Each assignee Lender Party shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as such holder and depositary of the Bonds by execution of the relevant agreements relating to such assignment.  To the extent necessary, each Lender Party shall be deemed to confirm and ratify the appointments made under this Section by its execution of any the relevant Loan Document.  The execution by the Administrative Agent prior to the date hereof of any document creating or evidencing any such hypothec or other Lien for the benefit of any of the Lender Parties is hereby ratified and confirmed.

The parties hereto expressly waive the provisions and protection of Section 32 of An Act Respecting Special Powers of Legal Persons (Québec).  The Administrative Agent may acquire and be the holder of the Bonds or other titles of indebtedness.  Each of the parties hereto acknowledges and agrees that the Bonds constitute a title of indebtedness as such term is used in Article 2692 of the Civil Code of Quebec.

The bank serving as the Administrative Agent or the Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Canadian Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or the Canadian Administrative Agent hereunder.

Neither the Administrative Agent nor the Canadian Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Canadian Administrative Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Canadian Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Canadian Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Canadian Administrative Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Canadian Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent and the Canadian Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent or the Canadian Administrative Agent, as the case may be, shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and the Canadian Administrative Agent by the Borrower Representative or a Lender Party, and the Administrative Agent and the Canadian Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Canadian Administrative Agent, as the case may be.

The Administrative Agent and the Canadian Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person.  The Administrative Agent and the Canadian Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent and the Canadian Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and the Canadian Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Canadian Administrative Agent, as the case may be.  The Administrative Agent, the Canadian Administrative Agent and any such sub-agent thereof may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Canadian Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Canadian Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent and the Canadian Administrative Agent, as the case may be, as provided in this paragraph, the Administrative Agent and the Canadian Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through a branch or an office in Canada).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, may, on behalf of the Lender Parties, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through an office in Canada).  Upon the acceptance of its appointment as Administrative Agent or Canadian Administrative Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent or Canadian Administrative Agent, as the case may be, and the retiring Administrative Agent or Canadian Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent and Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s or Canadian Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Canadian Administrative Agent as the case may be, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Canadian Administrative Agent as the case may be.

Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, the Canadian Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Canadian Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The first time (and no subsequent time) that Availability on any date is less than $125,000,000, the Administrative Agent agrees to exercise its best efforts to give the Citibank Open Account Agent prompt notice  of such event within one Business Day after the occurrence thereof; provided that the Administrative Agent shall not incur any liability for failing to deliver such notice.

                      SECTION 8.02.      The Joint Collateral Agents.  Each of the Lender Parties hereby irrevocably appoints the Joint Collateral Agents as its agent hereunder and under the other Loan Documents and authorizes the Joint Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Joint Collateral Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the banks serving as a Joint Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not a Joint Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not a Joint Collateral Agent hereunder.

The Joint Collateral Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Joint Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Joint Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers except as expressly set forth in this Agreement and (c) except as expressly set forth in the Loan Documents, neither Joint Collateral Agent shall have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by any bank serving as a Joint Collateral Agent or any of its Affiliates in any capacity.  Neither Joint Collateral Agent shall be liable for any action taken nor not taken by it in the absence of its own gross negligence or wilful misconduct.  Neither Joint Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Joint Collateral Agents.

The Joint Collateral Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person.  The Joint Collateral Agents may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by them, in their Permitted Discretion, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Joint Collateral Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by either Joint Collateral Agent.  The Joint Collateral Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Joint Collateral Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Joint Collateral Agents.

Either or both Joint Collateral Agents may resign at any time by notifying the other Joint Collateral Agent, if any, the Administrative Agent, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the remaining Joint Collateral Agent (the “Sole Remaining Collateral Agent”) shall perform all of the functions of the Joint Collateral Agents, and the retiring Joint Collateral Agent shall be discharged from its duties and obligations hereunder.  If both Joint Collateral Agents shall resign substantially simultaneously, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint one successor collateral agent, who shall be the sole successor collateral agent hereunder (the “Sole Successor Collateral Agent”).  If a Sole Successor Collateral Agent has not been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after both Joint Collateral Agents have given their notice of such resignation, then the retiring Joint Collateral Agents may, on behalf of the Lender Parties, appoint a Sole Successor Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Sole Successor Collateral Agent, such Person shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Joint Collateral Agents, and the retiring Joint Collateral Agent shall be discharged from the duties and obligations hereunder.

The fees payable by the Borrowers to the Sole Remaining Collateral Agent or Sole Successor Collateral Agent shall be the same as those payable to the Joint Collateral Agents unless otherwise agreed between the Borrowers and such Sole Remaining Collateral Agent or Sole Successor Collateral Agent, as the case may be.  After any Joint Collateral Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Joint Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Joint Collateral Agent.

Each Lender Party hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Joint Collateral Agents; (b) no Joint Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Joint Collateral Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Joint Collateral Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

                      SECTION 8.03.      Other Agents.  The Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Miscellaneous

                      SECTION 9.01.      Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)             if to any Loan Party, to the Borrower Representative at:

Jones Apparel Group, Inc.
1411 Broadway
New York, NY  10018
Attention: Chief Financial Officer
Telephone No.: (212) 703-9152
Telecopy No.: (212) 703-9154

with a copy to:

Jones Apparel Group Canada, LP
388 Applewood Crescent
Vaughan, Ontario
L4K 4B4
Attention: Roger Flores
Phone: (905) 760-6070
Fax: (905) 660-6777

(ii)         if to the Administrative Agent or the Swingline Lender, to:

JPMorgan Chase Bank, N.A.
270 Park Avenue, 44th Floor
NY1-K855
New York, NY 10017

Attention: Jones Apparel Account Officer

Facsimile No:  (646) 534-2270

(iii)         if to the Canadian Administrative Agent or the Canadian Swingline Lender, to:

JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street
Royal Bank Plaza, Floor 18
Toronto M57 2J2 Canada
Attention:  Dan Howat
Telecopy:  (416) 981-2375

(iv)             if to any other Lender, any other Agent or any Issuing Bank, or any Open Account Agent or Open Account Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire or in any other writing delivered by any such Person to the Administrative Agent.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, to compliance notices or to Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the Canadian Administrative Agent, as the case may be, and the applicable Lender.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

                      SECTION 9.02.      Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lenders Parties, hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Canadian Administrative Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan, LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of the Revolving Commitment, without the written consent of each Lender directly affected thereby, (D) increase the advance rates set forth in the definition of “Borrowing Base”, without the written consent of each Lender, (E) change the penultimate sentence of Section 2.08(a), the last sentence of Section 2.09(d), the third sentence of Section 2.18(a), Section 2.18(b) or Section 2.18(d) in a manner that would alter the manner or order in which payments are shared or change any provision requiring ratable funding, without the written consent of each Lender, (F) modify eligibility criteria, as such eligibility criteria are in effect on the Effective Date (including adding new categories of eligible assets or eliminating any category of the reserves), in any manner that has the effect of weakening or eliminating any applicable eligibility criteria or increasing the amounts available to be borrowed hereunder without the written consent of the Joint Collateral Agents and the Supermajority Lenders, (G) change any of the provisions of this Section or the definition of “Required Lenders”, “Joint Collateral Agents”  or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (H) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (I) except as provided in paragraphs (c) and (d) of this Section or Section 6.01(i), release all or substantially all of the Collateral, without the written consent of each Lender, (J) change Section 2.10(b) or Section 2.11(f) without the written consent of each Lender, (K) increase the total Revolving Commitments to an aggregate amount exceeding $700,000,000 without the written consent of each Lender, (L) subordinate the Liens of the Administrative Agent, or with respect to any other Indebtedness of the Borrowers cause the Liens of the Administrative Agent to be pari passu with the Liens securing such other Indebtedness, in each case with respect to all or substantially all of the Collateral (other than the Liens securing the IP Secured Financing, the Indebtedness permitted to be incurred pursuant to Section 2.09(e) or other Indebtedness that is permitted to be outstanding pursuant to Section 6.01) without the written consent of each Lender, (M) subordinate the repayment of all or any substantial part of the Obligations to the repayment of any other Indebtedness without the written consent of each Lender, (N) modify (except as the following relates to the Citibank Open Account Agreement and related terms, which shall be subject to clause (O)) (x) the defined terms “Open Account Agent”, “Open Account Agreement”, “Open Account Bank”, “Open Account Other Cap”, “Open Account Obligations” and “Open Account Excess Obligations” or (y) Section 2.18(b) in a manner that would alter the manner or order in which payments are made to any Open Account Agent or any Open Account Bank, in each case without the written consent of the Required Lenders and the applicable Open Account Agent affected thereby, or (O) modify (x) the defined terms “Citibank Open Account Agent”, “Citibank Open Account Agreement”, “Citibank Open Account Bank”, “Citibank Open Account Cap”, “Citibank Open Account Obligations”, and “Open Account Excess Obligations” or (y) Section 2.18(b) in a manner that would alter the manner or order in which payments are made to the Citibank Open Account Agent or any Citibank Open Account Bank, in each case without the written consent of the Required Lenders and the Citibank Open Account Agent; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, Swingline Lender or Issuing Bank without the prior written consent of such Agent, Swingline Lender or Issuing Bank. The Administrative Agent may also amend the Revolving Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)           The Lender Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties or the Canadian Loan Parties, as the case may be, on any Collateral (i) upon the termination of all Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender Party, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) constituting registered intellectual property that will secure other Indebtedness as permitted by Section 6.01(i) or (vi) if such Liens were granted by any Loan Party with respect to which 100% of the Equity Interests have been sold in a transaction permitted by Section 6.05.  Except as provided in the preceding sentence and in Section 9.02(b)(ii)(I), the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.  The Lender Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Loan Guarantor from its obligation under its Loan Guaranty if 100% of the Equity Interests of such Loan Guarantor have been sold in a transaction permitted pursuant to Section 6.05.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall reasonably promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

(d)           If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

                      SECTION 9.03.      Expenses; Indemnity; Damage Waiver.  (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Canadian Administrative Agent, the Joint Collateral Agents, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of a single New York counsel for the Administrative Agent and such special and local counsel as the Administrative Agent and the Canadian Administrative Agent may deem appropriate in its good faith discretion, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Joint Collateral Agents in connection with the performance of their duties pursuant to the provisions of the Loan Documents and (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made and Letters of Credit issued hereunder including all such reasonable out-of pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)           subject to Section 5.11, appraisals and insurance reviews;

(ii)           subject to Section 5.12, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Joint Collateral Agents or the internally allocated fees for each Person employed by the Joint Collateral Agents with respect to each field examination;

(iii)           taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)           forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)           The Borrowers shall, jointly and severally, indemnify each Lender Party, and Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to any of the following, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby (other than the Open Account Agreements, the Swap Agreements and the agreements pursuant to which Banking Services are provided), the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby (other than transactions contemplated by the Open Account Agreements, the Swap Agreements and the Banking Services), (ii) any Loan or any Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries or (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)           To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Canadian Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent the Canadian Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (i) the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such and (ii) if (A) all the Revolving Commitments have been terminated, (B) all the Secured Obligations (other than Unliquidated Obligations, Open Account Obligations, Banking Services Obligations and Swap Obligations) owing to all the Lender Parties have been paid in full in cash or, in the case of Letters of Credit, cash collateralized, subject to a back-up standby letter of credit or refinanced, in each case as provided in Section 2.09(b)(ii) (the date in which the events described in clauses (A) and (B) having occurred being the “Revolver Termination Date”), and (c) one or more of the Loan Documents continue to be effective for the sole purpose of the Collateral securing the Open Account Obligations, the Banking Services Obligations or the Swap Obligations, each Lender that ceases to be a Lender hereunder shall have no additional liability to the Administrative Agent or any other Lender Party or Loan Party with respect to events or circumstances occurring after the date it ceases to be a Lender hereunder; provided that, notwithstanding the foregoing, each such Lender shall, for the period prior to the time it ceases to be a Lender, have all the rights and be subject to the obligations as set forth in this Agreement and in the other Loan Documents.

(d)           To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

(f)           Notwithstanding any other provision contained in this Agreement or any other Loan Document, no Open Account Bank, Open Account Agent or party to any Swap Agreement or agreement relating to Banking Services shall have any voting or consent rights under this Agreement or any other Loan Document (or any actions taken or omitted to be taken in connection therewith) in its capacity as obligee or obligor thereunder, except as provided in Section 9.02(b)(ii)(N) or (O); provided that any such Person’s rights or obligations in its capacity as a Lender under this Agreement or any other Loan Document shall be unaffected as a result of it acting as an Open Account Bank, Open Account Agent or party to any Swap Agreement or agreement relating to Banking Services.  No Lender Party (solely in its capacity as a Lender Party) shall have any liability or responsibility of any kind whatsoever in respect of any matters arising out of or relating to any Open Account Agreement, Swap Agreement or agreement relating to Banking Services Obligations.  To the extent that any Open Account Obligations, Banking Services Obligations or Swap Obligations are outstanding on the Revolver Termination Date (or there are any outstanding commitments with respect thereto), this Agreement and the other Loan Documents shall continue in order to provide security in the Collateral for such Secured Obligations on such terms as may be mutually agreed upon by the Company, the Administrative Agent and the applicable Open Account Banks, Open Account Agents and parties to the Swap Agreements or agreements relating to the Banking Services.

                      SECTION 9.04.      Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)     the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, any Approved Fund, a successor-in-interest to a Lender pursuant to a consolidation, sale or merger or, if any Default or Event of Default has occurred and is continuing, any other assignee;

(B)     the Administrative Agent; and

(C)     the Issuing Banks.

(ii)              Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender, an Affiliate of a Lender or a successor-in-interest to a Lender pursuant to a consolidation, sale or merger or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)     any assignments of all or a portion of a Lender’s Canadian Commitment or other rights and obligations under this Agreement relating to the Canadian Borrower shall be made to a Canadian Lender.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)             Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)             The Administrative Agent, acting for this purpose as an agent of the Borrowers and the Lender Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Issuing Bank, as the case may be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

 (v)              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d), 2.21(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)           Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)             A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Lender that is not a U.S. Person if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.

(iii)            Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the Revolving Commitment of, and principal amount of the Loans, LC Disbursements and Factoring Advances owing to each participant under the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                      SECTION 9.05.      Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid, or any Letter of Credit is outstanding (unless the same has been cash collateralized in accordance with Section 2.06(k)) and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

                      SECTION 9.06.      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

                      SECTION 9.07.      Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                      SECTION 9.08.       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

           SECTION 9.09.      Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than the State of New York shall govern in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters affecting enforcement of any Liens on all or any party of the Collateral, such laws of such other jurisdictions shall continue to apply to that extent, and provided further that the appointment of the Administrative Agent as fondé de pouvoir in accordance with Section 8.01 shall be governed by the laws of Quebec.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that claims with respect to Canadian Loan Documents may, as provided therein, also be tried in the courts of the Province of Ontario.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                      SECTION 9.10.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                      SECTION 9.11.      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                      SECTION 9.12.      Confidentiality.  Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process (in which case each such Person agrees to promptly notify the Borrower Representative to the extent not prohibited by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (and any such Person may disclose such Information to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential)), (g) with the written consent of the Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a non-confidential basis from a source other than the Borrowers or their representatives which is not known by any such Person to be under a duty of confidentiality with respect to the Information or (i) subject to clause (d), in connection with a legal action related to this Agreement (in which case each Lender Party shall at the sole cost and expense of the Borrowers and if not adverse to its interests, use commercially reasonable efforts to seek confidential treatment of the Information).  In addition, each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender Parties in connection with administration and management of this Agreement and the other Loan Documents.  For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

                      SECTION 9.13.      Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

                      SECTION 9.14.      USA PATRIOT Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

                      SECTION 9.15.      Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

                      SECTION 9.16.      Appointment for Perfection.  Each Lender Party hereby appoints each other Lender Party as its agent for the purpose of perfecting Liens, for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Securities Transfer Act (Ontario) or any other applicable law can be perfected only by possession.  Should any Lender Party (other than the Administrative Agent) obtain possession of any such Collateral, such Lender Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

                      SECTION 9.17.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                      SECTION 9.18.      Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

                      SECTION 9.19.      Canadian Anti-Money Laundering Legislation.  (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender Parties may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender Party or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)          If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:

(i)           shall be deemed to have done so as an agent for each Lender Party, and this Agreement shall constitute a “written agreement” in such regard between each Lender Party and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)          shall provide to each Lender Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lender Parties agrees that neither the Canadian Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender Party, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

                      SECTION 9.20.      Lender Loss Sharing Agreement.

(a)          Definitions.  As used in this Section 9.20, the following terms shall have the following meanings:

(i)           “CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 9.20(b).

(ii)          “CAM Exchange” means the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 9.20(b).

(iii)         “CAM Exchange Date” means the first date after the Effective Date on which there shall occur (a) any event described in paragraphs (h) or (i) of Article VII with respect to any Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Article VII.

(iv)         “CAM Percentage” means as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Commitments immediately prior to the CAM Exchange Date and the termination of the Commitments, and (b) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Commitments.

(v)          “Designated Obligations” means all Obligations of the Borrowers with respect to (a) principal and interest under the Loans, (b) unreimbursed drawings under Letters of Credit and interest thereon and (c) fees under Section 2.12.

(vi)         “Revolver Facility” means the facility established under the U.S. Commitments and the Canadian Commitments.

(b)          CAM Exchange.

(i)           On the CAM Exchange Date,

(A)     the U.S. Commitments and the Canadian Commitments shall have terminated in accordance with Article VII;

(B)     each U.S. Lender shall fund its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 2.04 and Section 2.05 of this Agreement, and each Canadian Lender shall fund its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 2.04 and Section 2.05;

(C)     each U.S. Lender shall fund its participation in any unreimbursed LC Disbursements made under the U.S. Letters of Credit in accordance with Section 2.06(e), and each Canadian Lender shall fund its participation in any unreimbursed LC Disbursements made under the Canadian Letters of Credit in accordance with Section 2.06(e); and

(D)     the Lenders shall purchase in dollars at par Dollar Amount interests in the Designated Obligations under each Revolver Facility (and shall make payments in dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse Issuing Banks for unreimbursed LC Disbursements under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Commitments and the Canadian Commitments in which it shall have participated immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii)           Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 9.20 hereby consents and agrees to the CAM Exchange.  Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii)           As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(iv)           In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by U.S. Borrowers or Canadian Borrower, if applicable, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment in the Dollar Amount thereof.

Notwithstanding any other provision of this Section 9.20, the Administrative Agent and each Lender agree that if the Administrative Agent or a Lender is required under applicable law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify the Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by the Administrative Agent or any Lender subject to such withholding to the Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Administrative Agent or such Lender subject to such withholding as against Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents.  Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 9.20, having been paid to the Administrative Agent or such Lender with respect to which such withholding or deduction was made.

                      SECTION 9.21.      No Fiduciary Duty.  Each Lender Party may have economic interests that conflict with those of any Loan Party and its Affiliates.  The Loan Parties agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Loan Party and its Affiliates, on the other.  The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies thereunder) are arm’s-length commercial transactions between each Lender Party, on the one hand, and each Loan Party, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party and its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party or any of its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of each Loan Party, its management, stockholders, creditors or any Affiliates thereof.  Each Loan Party acknowledges and agrees that each Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto.  Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with the transaction contemplated by the Loan Documents or the process leading thereto.

ARTICLE X

Loan Guaranty of US. Obligations

                      SECTION 10.01.      Guaranty.  Each U.S. Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lender Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (the “Guaranteed Obligations”).  Each U.S. Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender Party that extended any portion of the Guaranteed Obligations.

                      SECTION 10.02.      Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each U.S. Loan Guarantor waives any right to require any Lender Party to sue any Borrower, any other U.S. Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

                      SECTION 10.03.      No Discharge or Diminishment of Loan Guaranty.  (a) Except as otherwise provided for herein, the obligations of each U.S. Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any U.S. Loan Guarantor may have at any time against any Obligated Party, any Lender Party, or any other Person, whether in connection herewith or in any unrelated transactions, or (v) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation.

(b)           The obligations of each U.S. Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any U.S. Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of any Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Loan Guarantor or that would otherwise operate as a discharge of any U.S. Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

                      SECTION 10.04.      Defenses Waived.  To the fullest extent permitted by applicable law, each U.S. Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any U.S. Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any U.S. Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each U.S. Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party or any other Person.  The Administrative Agent may, at its election, following the occurrence of an Event of Default, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such U.S. Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each U.S. Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Loan Guarantor against any Obligated Party or any security.

                      SECTION 10.05.      Rights of Subrogation.  No U.S. Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the U.S. Loan Guarantors have fully performed all their obligations to the Lender Parties and no Obligation is outstanding.

                      SECTION 10.06.      Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each U.S. Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lenders Parties are in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the U.S. Loan Guarantors forthwith on demand by the Lender Parties.

                      SECTION 10.07.      Information.  Each U.S. Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that no Lender Party shall have any duty to advise any U.S. Loan Guarantor of information known to it regarding those circumstances or risks.

                      SECTION 10.08.      Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the U.S. Loan Guarantors or the Lender Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Loan Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each U.S. Loan Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under applicable law, and no U.S. Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any U.S. Loan Guarantor hereunder shall not be rendered voidable under applicable law.  Each U.S. Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each U.S. Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender Parties hereunder; provided that nothing in this sentence shall be construed to increase any U.S. Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

                      SECTION 10.09.      Contribution.  In the event any U.S. Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other U.S. Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all U.S. Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any U.S. Loan Guarantor, the aggregate amount of all monies received by such U.S. Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any U.S. Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such U.S. Loan Guarantor’s Maximum Liability).  Each of the U.S. Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Lender Parties and the U.S. Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

                      SECTION 10.10.      Liability Cumulative.  The liability of each Loan Party as a U.S. Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lenders Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                      SECTION 10.11.      Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

ARTICLE XI

The Borrower Representative

                       SECTION 11.01.      Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower; provided that, in the case of a Revolving Loan, such amount shall not exceed such Borrower’s Availability.  None of the Lender Parties, respective officers, directors, agents or employees shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

                      SECTION 11.02.      Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders Parties to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

                      SECTION 11.03.      Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

                      SECTION 11.04.      Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.”  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the other Lender Parties.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

                      SECTION 11.05.      Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lender Parties.

                      SECTION 11.06.      Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

                      SECTION 11.07.      Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

JONES APPAREL GROUP, INC.,
a Pennsylvania corporation
JONES APPAREL GROUP HOLDINGS, INC.,
a Delaware corporation
JONES APPAREL GROUP USA, INC.,
a Delaware corporation
JONES RETAIL CORPORATION,
a New Jersey corporation
NINE WEST FOOTWEAR CORPORATION,
a Delaware corporation
JONES INVESTMENT CO. INC.,
a Delaware corporation
NINE WEST DEVELOPMENT CORPORATION,
a Delaware corporation

By	/s/ Joseph T. Donnalley
Name: Joseph T. Donnalley
In his capacity as officer for each aforenamed Borrower as set forth opposite such Borrower on Schedule I attached hereto

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ENERGIE KNITWEAR, INC.,
a Delaware corporation
JONES JEANSWEAR GROUP, INC.,
a New York corporation
L.E.I. GROUP, INC.,
a Delaware corporation

By	/s/ Tami Fersko
Name: Tami Fersko
In his capacity as officer for each aforenamed Borrower as set forth opposite such Borrower on Schedule I attached hereto

[SIGNATURE PAGE TO CREDIT AGREEMENT]

VICTORIA + Co Ltd.,
a Rhode Island corporation

By	/s/ Thomas Murray
Name: Thomas Murray
In his capacity as officer for each aforenamed Borrower as set forth opposite such Borrower on Schedule I attached hereto

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JONES APPAREL GROUP CANADA, LP, an Ontario Limited Partnership

By: JONES CANADA, INC., its General Partner

By	/s/ Roger Flores
Name: Roger Flores
In his capacity as officer for each aforenamed Borrower as set forth opposite such Borrower on Schedule I attached hereto

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LOAN GUARANTORS:

APPAREL TESTING SERVICES, INC., a New Jersey corporation
JONES DISTRIBUTION CORPORATION, a Delaware corporation
JONES MANAGEMENT SERVICE COMPANY, a Delaware corporation
JONES HOLDING, INC., a Delaware corporation

By	/s/ Joseph T. Donnalley
Name: Joseph T. Donnalley
In his capacity as officer for each aforenamed Guarantor as set forth opposite such Guarantor on Schedule I attached hereto

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as U.S. Lender, Issuing Bank, Administrative Agent, Joint Collateral Agent, U.S. Swingline Lender, Chase Open Account Agent and Chase Open Account Bank

By	/s/ Susanna Profis
Name: Susanna Profis
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Lender, Issuing Bank, Canadian Administrative Agent, Canadian Swingline Lender and Chase Open Account Bank

By	/s/ Dan Howat
Name: Dan Howat
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender and Joint Collateral Agent

By	/s/ Philip F. Carfora
Name: Philip F. Carfora
Title: Duly Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK, N.A., as Lender and Syndication Agent

By	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Lender and Documentation Agent

By	/s/ David Vega
Name: David Vega
Title: Managing Director

BANK OF AMERICA, NATIONAL ASSOCIATION, as Canadian Lender

By	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender, Issuing Bank and Documentation Agent

By	/s/ Irene Rosen Marks
Name: Irene Rosen Marks
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SUNTRUST BANK, as Lender and Documentation Agent

By	/s/ William L Otott Jr.
Name: William L Otott Jr.
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CIT BANK, as Lender

By	/s/ Benjamin Haslam
Name: Benjamin Haslam
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Diane M. Shaak
Name: Diane M. Shaak
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

US BANK NATIONAL ASSOCIATION, as Lender

By	/s/ Jeffrey S. Gruender
Name: Jeffrey S. Gruender
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPITAL ONE LEVERAGE FINANCE CORP., as Lender

By	/s/ Paul Dellova
Name: Paul Dellova
Title: SVP & Manager – Syndicated Bank Loans

[SIGNATURE PAGE TO CREDIT AGREEMENT]
S-16

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender

By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BORROWER/LOAN GUARANTOR	FINANCIAL OFFICER NAME & TITLE

JONES APPAREL GROUP USA, INC.	Joseph Donnalley
Treasurer

JONES APPAREL GROUP, INC.	Joseph Donnalley
Treasurer and Senior Vice President, Corporate Taxation and Risk Management

JONES APPAREL GROUP HOLDINGS, INC.	Joseph Donnalley
Treasurer

JONES RETAIL CORPORATION	Joseph Donnalley
Vice President and Treasurer

NINE WEST FOOTWEAR CORPORATION	Joseph Donnalley
Treasurer

ENERGIE KNITWEAR, INC.	Tami Fersko
Vice President and Treasurer

JONES INVESTMENT CO. INC.	Joseph Donnalley
Vice President/Finance, Treasurer and Assistant Secretary

JONES JEANSWEAR GROUP, INC.	Tami Fersko
Vice President and Treasurer

L.E.I. GROUP, INC.	Tami Fersko
Vice President and Treasurer

NINE WEST DEVELOPMENT CORPORATION	Joseph Donnalley
Vice President/Finance, Treasurer and Assistant Secretary

VICTORIA + CO LTD.	Thomas Murray
Senior Executive Vice President, Chief Financial Officer, Treasurer and Secretary

APPAREL TESTING SERVICES, INC.	Joseph Donnalley
Treasurer and Assistant
Secretary

JONES DISTRIBUTION CORPORATION	Joseph Donnalley
Vice President & Treasurer

JONES MANAGEMENT SERVICE COMPANY	Joseph Donnalley
Vice President/Finance
Treasurer and Assistant
Secretary

JONES HOLDING, INC.	Joseph Donnalley
Vice President and Treasurer